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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Liberty Interactive Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

July 8, 2016

Dear Stockholder:

        You are cordially invited to attend the 2016 annual meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at 8:00 a.m., local time, on August 23, 2016, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado, 80112, telephone (720) 852-7700.

        At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.

        Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the enclosed proxy materials and then promptly vote via the Internet or telephone or, if you received a paper proxy card, by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.

        Thank you for your cooperation and continued support and interest in Liberty Interactive.

Very truly yours,

Gregory B. Maffei President and Chief Executive Officer

        The Notice of Internet Availability of Proxy Materials is first being mailed on or about July 13, 2016, and the proxy materials relating to the annual meeting will first be made available on or about the same date.

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on August 23, 2016

        NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at 8:00 a.m., local time, on August 23, 2016, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado, 80112, telephone (720) 852-7700, to consider and vote on the following proposals:

  1.
  A proposal (which we refer to as the election of directors proposal) to elect John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong to continue serving as Class III members of our board until the 2019 annual meeting of stockholders or their earlier resignation or removal;

  2.
  A proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016; and

  3.
  A proposal to adopt the Liberty Interactive Corporation 2016 Omnibus Incentive Plan (which we refer to as the incentive plan proposal).

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting.

        Holders of record of our Series A QVC Group common stock, par value $0.01 per share, Series B QVC Group common stock, par value $0.01 per share, Series A Liberty Ventures common stock, par value $0.01 per share, and Series B Liberty Ventures common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on July 1, 2016, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112 for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting.

        We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

        Our board of directors has unanimously approved each proposal and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the incentive plan proposal.

        Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.

        YOUR VOTE IS IMPORTANT.    Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.

By order of the board of directors,

Pamela L. Coe Senior Vice President, Deputy General Counsel and Secretary
Englewood, Colorado July 8, 2016

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

iii

iv

LIBERTY INTERACTIVE CORPORATION
a Delaware corporation

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

        We are furnishing this proxy statement in connection with the board of directors' solicitation of proxies for use at our 2016 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado, 80112 on August 23, 2016, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A QVC Group common stock, par value $0.01 per share (QVCA), Series B QVC Group common stock, par value $0.01 per share (QVCB), Series A Liberty Ventures common stock, par value $0.01 per share (LVNTA), and Series B Liberty Ventures common stock, par value $0.01 per share (LVNTB). We refer to QVCA, QVCB, LVNTA and LVNTB together as our common stock.

THE ANNUAL MEETING

Notice and Access of Proxy Materials

        We have elected, in accordance with the Securities and Exchange Commission's "Notice and Access" rule, to deliver a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders and to post our proxy statement and our annual report to our stockholders (collectively, the proxy materials) electronically. The Notice is first being mailed to our stockholders on or about July 13, 2016. The proxy materials will first be made available to our stockholders on or about the same date.

        The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet or by telephone. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.

Electronic Delivery

        Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by Internet at www.proxyvote.com, by following the prompts. Also, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 866-367-6355 (outside the United States 1-781-575-3400). Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.

Time, Place and Date

        The annual meeting of stockholders is to be held at 8:00 a.m., local time, on August 23, 2016, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112, telephone (720) 852-7700.

Purpose

        At the annual meeting, you will be asked to consider and vote on each of the following:

  •
  the election of directors proposal, to elect John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong to continue serving as Class III members of our board until the 2019 annual meeting of stockholders or their earlier resignation or removal;

  •
  the auditors ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016; and

  •
  the incentive plan proposal, to approve the Liberty Interactive Corporation 2016 Omnibus Incentive Plan.

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting, although we are not aware at this time of any other business that might come before the annual meeting.

Quorum

        In order to conduct the business of the annual meeting, a quorum must be present. This means that the holders of at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date and entitled to vote at the annual meeting must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

Who May Vote

        Holders of shares of our common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on July 1, 2016 (such date and time, the record date for the annual meeting), will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof.

Votes Required

        Each director nominee who receives a plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be elected to the office.

        Approval of each of the auditors ratification proposal and the incentive plan proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

Votes You Have

        At the annual meeting, holders of shares of QVCA will have one vote per share, holders of shares of QVCB will have ten votes per share, holders of shares of LVNTA will have one vote per share, and holders of shares of LVNTB will have ten votes per share, in each case, that our records show are owned as of the record date.

Recommendation of Our Board of Directors

        Our board of directors has unanimously approved each of the proposals and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the incentive plan proposal.

Shares Outstanding

        As of the record date, an aggregate of 446,912,237 shares of QVCA, 29,358,638 shares of QVCB, 135,222,798 shares of LVNTA and 7,119,929 shares of LVNTB were issued and outstanding and entitled to vote at the annual meeting.

Number of Holders

        There were, as of the record date, 1,768 and 103 record holders of QVCA and QVCB, respectively, and 1,313 and 83 record holders of LVNTA and LVNTB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of our common stock as of the record date may vote in person at the annual meeting, by telephone or through the Internet. Alternatively, if they received a paper proxy card, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the Internet are printed on the Notice or the proxy card. In order to vote through the Internet, holders should have their Notices or proxy cards available so they can input the required information from the Notice or the proxy card, and log onto the Internet website address shown on the Notice or proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

        If you submit a properly executed proxy without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted "FOR" the election of each director nominee and "FOR" each of the other proposals.

        If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the election of directors proposal and will have the same effect as a vote "AGAINST" each of the other proposals.

        If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).

Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than the auditors ratification proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.

        Effect of Broker Non-Votes.    Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.

Revoking a Proxy

        If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Interactive Corporation, c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, Rhode Island 02940. Any signed proxy revocation or later-dated proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 2:00 a.m., New York City time, on August 23, 2016.

        Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Solicitation of Proxies

        We are soliciting proxies by means of our proxy statement and our annual report (together, the proxy materials) on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending the Notice and, if requested, paper proxy materials to you and getting your voting instructions. We have also retained D.F. King & Co., Inc. (D.F. King) to assist in the solicitation of proxies at a cost of $7,500, plus reasonable out of pocket expenses.

        If you have any further questions about voting or attending the annual meeting, please contact Liberty Interactive Investor Relations at (877) 772-1518 or our proxy solicitor, D.F. King, at (212) 269-5550 (brokers and banks only) or (800) 622-1291 (toll free).

Other Matters to Be Voted on at the Annual Meeting

        Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of each series of our common stock. All of such information is based on publicly available filings, unless otherwise known to us from other sources.

        The security ownership information is given as of April 30, 2016 and, in the case of percentage ownership information, is based upon (1) 451,545,725 QVCA shares, (2) 29,361,638 QVCB shares, (3) 135,061,972 LVNTA shares and (4) 7,103,609 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
John C. Malone	QVCA	397,763	(1)	*	36.3
c/o Liberty Interactive Corporation	QVCB	27,655,931	(1)	94.2
12300 Liberty Boulevard	LVNTA	1,039,650	(1)	*
Englewood, CO 80112	LVNTB	6,701,962	(1)	94.3
Jackson Square Partners, LLC	QVCA	30,402,550	(2)	6.7	3.2
101 California Street, Suite 3750
San Francisco, CA 94111
The Vanguard Group	QVCA	20,443,327	(3)	4.5	3.0
100 Vanguard Blvd.	LVNTA	7,730,400	(3)	5.7
Malvern, PA 19355
Harris Associates L.P.	QVCA	24,617,121	(4)	5.5	2.6
111 S. Wacker Drive, Suite 4600
Chicago, IL 60606
FPR Partners LLC	QVCA	6,175,234	(5)	1.4	2.1
199 Fremont Street, Suite 2500	LVNTA	13,456,602	(5)	10.0
San Francisco, CA 94105-2261

*
Less than one percent

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, our Chairman of the Board, is also set forth in "—Security Ownership of Management."

(2)
Based on Form 13F, dated May 13, 2016, filed by Jackson Square Partners, LLC (Jackson), which states that Jackson has sole investment discretion over 30,402,550 QVCA shares, sole voting power over 10,547,251 QVCA shares and shared voting power over 8,208,588 QVCA shares.

(3)
Based on Form 13F, dated May 13, 2016, filed by The Vanguard Group (Vanguard), which states that Vanguard has sole investment discretion over 19,951,562 QVCA shares and 7,623,013 LVNTA shares, shared investment discretion over 491,765 QVCA shares and 107,387 LVNTA shares, shared voting power over 62,378 QVCA shares and 12,926 LVNTA shares and sole voting power over 457,985 QVCA shares and 103,461 LVNTA shares.

(4)
Based on Form 13F, dated May 11, 2016, filed by Harris Associates L.P., which states that Harris Associates L.P. has sole investment discretion over 24,152,521 QVCA shares, sole voting power over 22,893,803 QVCA shares and shared voting power over 464,600 QVCA shares.

(5)
Based on Form 13F, dated May 13, 2016, and Amendment No. 3 to Schedule 13G, dated February 16, 2016, jointly filed by FPR Partners, LLC (FPR Partners), which state that FPR Partners has (i) sole investment discretion and sole voting power over 6,175,234 QVCA shares and (ii) sole investment discretion and sole voting power over 13,456,602 LVNTA shares.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of our directors and named executive officers and by all of our directors and executive officers as a group of shares of each series of our common stock (QVCA, QVCB, LVNTA and LVNTB). The security ownership information with respect to our common stock is given as of April 30, 2016 and, in the case of percentage ownership information, is based upon (1) 451,545,725 QVCA shares, (2) 29,361,638 QVCB shares, (3) 135,061,972 LVNTA shares and (4) 7,103,609 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

        Shares of restricted stock that have been granted pursuant to our incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this report. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after April 30, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of QVCB or LVNTB, though convertible on a one-for-one basis into shares of QVCA or LVNTA, respectively, are reported as beneficial ownership of QVCB or LVNTB only, and not as beneficial ownership of QVCA or LVNTA, respectively. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of April 30, 2016. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
John C. Malone	QVCA	398	(1)(2)(3)	*	36.3
Chairman of the Board and Director	QVCB	27,656	(1)(4)(5)	94.2
	LVNTA	1,040	(1)(3)	*
	LVNTB	6,702	(1)(4)(5)	94.3
Gregory B. Maffei	QVCA	9,352	(2)(6)(7)(8)	2.0	1.5
President, Chief Executive Officer	QVCB	112	(7)	*
and Director	LVNTA	2,469	(2)(7)(8)	1.8
	LVNTB	127	(7)	1.8
Michael A. George	QVCA	3,101	(7)	*	*
Director; President and Chief	QVCB	—		—
Executive Officer, QVC, Inc.	LVNTA	773	(7)	*
	LVNTB	—		—
M. Ian G. Gilchrist	QVCA	9	(7)(9)	*	*
Director	QVCB	—		—
	LVNTA	2	(7)(9)	*
	LVNTB	—		—

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
Evan D. Malone	QVCA	50	(7)(9)	*	*
Director	QVCB	—		—
	LVNTA	13	(7)(9)	*
	LVNTB	—		—
David E. Rapley	QVCA	31	(7)(9)	*	*
Director	QVCB	—		—
	LVNTA	10	(7)(9)	*
	LVNTB	—		—
M. LaVoy Robison	QVCA	34	(7)	*	*
Director	QVCB	—		—
	LVNTA	11	(7)	*
	LVNTB	—		—
Larry E. Romrell	QVCA	51	(7)(9)	*	*
Director	QVCB	**		*
	LVNTA	15	(7)(9)	*
	LVNTB	**		*
Mark C. Vadon	QVCA	9,736	(7)(9)(10)(11)	2.2	*
Director	QVCB	—		—
	LVNTA	**	(9)	*
	LVNTB	—		—
Andrea L. Wong	QVCA	23	(9)	*	*
Director	QVCB	—		—
	LVNTA	6	(9)	*
	LVNTB	—		—
Richard N. Baer	QVCA	45	(9)	*	*
Chief Legal Officer	QVCB	—		—
	LVNTA	11	(9)	*
	LVNTB	—		—
Albert E. Rosenthaler	QVCA	367	(2)(7)	*	*
Chief Tax Officer	QVCB	—		—
	LVNTA	94	(2)(7)	*
	LVNTB	—		—
Christopher W. Shean	QVCA	393	(2)(7)	*	*
Chief Financial Officer	QVCB	—		—
	LVNTA	193	(2)(7)	*
	LVNTB	—		—
All directors and executive officers as a group (13 persons)	QVCA	23,590	(1)(2)(3)(6)(7)(8)(9)(10)(11)	5.1	38.8
	QVCB	27,769	(1)(4)(5)(7)	94.2
	LVNTA	4,639	(1)(2)(3)(7)(8)(9)	3.4
	LVNTB	6,829	(1)(4)(5)(7)	94.6

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 376,260 QVCA shares, 852,358 QVCB shares, 132,072 LVNTA shares and 206,413 LVNTB shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

	QVCA	LVNTA
John C. Malone	1,666	—
Gregory B. Maffei	7,081	1,475
Albert E. Rosenthaler	14,401	3,312
Christopher W. Shean	10,481	2,208

Total	33,629	36,804

(3)
Includes (i) 13,938 QVCA shares and 683,578 LVNTA shares pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity and (ii) 196,000 LVNTA shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with a loan facility extended by Merrill Lynch.

(4)
Includes 458,946 QVCB shares and 111,140 LVNTB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T of TCI, TCI assigned to our predecessor its rights under this call agreement. We have since succeeded to these rights. As a result, we have the right, under certain circumstances, to acquire QVCB and LVNTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their QVCB and LVNTB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of QVCB or LVNTB after conversion to shares of QVCA or LVNTA) and except for transfers made in compliance with our call rights.

(6)
Includes 41,047 QVCA shares held by the Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(7)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after April 30, 2016.

	QVCA	QVCB	LVNTA	LVNTB
Gregory B. Maffei	5,470,228	112,436	1,343,443	115,639
Michael A. George	2,169,843	—	611,820	—
M. Ian G. Gilchrist	5,843	—	823	—
Evan D. Malone	10,958	—	2,761	—
David E. Rapley	5,132	—	1,292	—
M. LaVoy Robison	20,252	—	4,915	—
Larry E. Romrell	16,090	—	4,053	—
Mark C. Vadon	864,737	—	—	—
Albert E. Rosenthaler	200,615	—	50,434	—
Christopher W. Shean	200,615	—	120,758	—

Total	8,964,313	112,436	2,140,299	115,639

(8)
Includes 1,948,442 QVCA shares and 480,574.89 LVNTA shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(9)
Includes restricted shares, none of which has vested, as follows:

	QVCA	QVCB	LVNTA	LVNTB
M. Ian G. Gilchrist	3,290	—	384	—
Evan D. Malone	4,724	—	1,555	—
David E. Rapley	3,290	—	1,171	—
Larry E. Romrell	1,857	—	787	—
Mark C. Vadon	3,464	—	938	—
Andrea L. Wong	4,724	—	1,555	—
Richard N. Baer	45,189	—	10,976	—

Total	43,783	—	17,366	—

(10)
Upon the completion of our acquisition of zulily, Liberty Interactive assumed Mr. Vadon's outstanding options to acquire 1,315,390 shares of zulily's Class B common stock and converted such options into 864,737 options to purchase QVCA shares.

(11)
Includes 5,440,442 QVCA shares held by Lake Tana LLC for which Mr. Vadon serves as manager and retains full investment and voting control.

Changes in Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSALS OF OUR BOARD

        The following proposals will be presented at the annual meeting by our board of directors.

PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL

Board of Directors

        Our board of directors currently consists of ten directors, divided among three classes. Our Class III directors, whose term will expire at the 2016 annual meeting, are John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong. These directors are nominated for election to our board to continue serving as Class III directors, and we have been informed that Messrs. Malone, Gilchrist and Vadon and Ms. Wong are each willing to continue serving as a director of our company. The term of the Class III directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2019. Our Class I directors, whose term will expire at the annual meeting of stockholders in the year 2017, are Evan D. Malone, David E. Rapley and Larry E. Romrell. Our Class II directors, whose term will expire at the annual meeting of stockholders in the year 2018, are Michael A. George, Gregory B. Maffei and M. LaVoy Robison.

        If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.

        The following lists the four nominees for election as directors at the annual meeting and the six directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person's professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the biographical information below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director, as of April 30, 2016, is set forth in this proxy statement under the caption "Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management."

  Nominees for Election as Directors

  John C. Malone

  •
  Age:  75

  •
  Chairman of the Board and a director of our company.

  •
  Professional Background:  Mr. Malone has served as the Chairman of the Board of our company, including its predecessors, since its inception in 1994 and served as our company's Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 until March 1999, when it was acquired by AT&T Corp. (AT&T), and as Chief Executive Officer of TCI from January 1994 to March 1997.

  •
  Other Public Company Directorships:  Mr. Malone has served as (i) Chairman of the Board of Liberty Media Corporation (including its predecessor) since August 2011 and as a director since December 2010, (ii) the Chairman of the Board of Liberty Broadband Corporation (Liberty Broadband) since November 2014, (iii) the Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013 and LGI's predecessor, Liberty Media International, Inc. (LMI), from March 2004 to June 2005 and a director of

    UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005, (iv) a director of Discovery Communications, Inc. (Discovery) since September 2008 and a director of Discovery's predecessor, Discovery Holding Company (DHC), from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, (v) a director of Expedia, Inc. since December 2012, having previously served as a director from August 2005 to November 2012, (vi) a director of Charter Communications, Inc. (Charter) since May 2013 and (vii) a director of Lions Gate Entertainment Corp. since March 2015. Previously, he served as (i) the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) from August 2014 to June 2015, (ii) a director of Sirius XM Holdings Inc. (Sirius XM) from April 2009 to May 2013, (iii) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (iv) a director of Live Nation Entertainment, Inc. (Live Nation) from January 2010 to February 2011, (v) a director of DIRECTV and its predecessors from February 2008 to June 2010 and (vi) a director of IAC/InterActiveCorp from May 2006 to June 2010.

  •
  Board Membership Qualifications:  Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

  M. Ian G. Gilchrist

  •
  Age:  66

  •
  A director of our company.

  •
  Professional Background:  Mr. Gilchrist has served as a director of our company since July 2009. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.

  •
  Other Public Company Directorships:  Mr. Gilchrist has served as a director of Liberty Media Corporation (including its predecessor) since September 2011.

  •
  Board Membership Qualifications:  Mr. Gilchrist's field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to our board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that our company engages from time to time.

  Mark C. Vadon

  •
  Age:  46

  •
  A director of our company.

  •
  Professional Background:  Mr. Vadon has served as a director of our company since October 2015. Mr. Vadon co-founded zulily, inc. (zulily) and previously served as Chairman of zulily's board of directors from October 2009 until October 2015 when we completed the acquisition of zulily. In addition, since August 2014, Mr. Vadon has served as Chairman of the Board of chewy.com, an internet retailer of pet food. Since 2013, Mr. Vadon also has served as a board member of the Vadon Foundation.

  •
  Other Public Company Directorships:  Mr. Vadon has served on the board of directors of The Home Depot, Inc. since August 2012. From May 1999 to February 2008, Mr. Vadon was Chief Executive Officer of Blue Nile, Inc., which he founded in 1999 and also served as its Chairman of the board of directors from May 1999 to December 2013.

  •
  Board Membership Qualifications:  Mr. Vadon brings extensive experience and in-depth knowledge of commerce, retail and technology businesses to our board based on his prior public company experience in senior policy-making positions at zulily and at Blue Nile, Inc. as its Chief Executive Officer. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

  Andrea L. Wong

  •
  Age:  49

  •
  A director of our company.

  •
  Professional Background:  Ms. Wong has served as a director of our company since April 2010. Ms. Wong has served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment since September 2011. She previously served as President and Chief Executive Officer of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007.

  •
  Other Public Company Directorships:  Ms. Wong has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and as a director of Hudson's Bay Company since September 2014.

  •
  Board Membership Qualifications:  Ms. Wong brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development and production, brand enhancement and marketing brings a pragmatic and unique perspective to our board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of our board.

  Directors Whose Term Expires in 2017

  Evan D. Malone

  •
  Age:  45

  •
  A director of our company.

  •
  Professional Background:  Dr. Malone has served as a director of our company since August 2008. He has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, product design and prototyping services, since June 2009 and has been an engineering consultant for more than the past five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S.

    Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, a wine bar, and Rex 1516, a restaurant, both in Philadelphia.

  •
  Other Public Company Directorships:  Dr. Malone has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and Sirius XM since May 2013.

  •
  Board Membership Qualifications:  Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone's perspectives assist the board in developing business strategies and adapting to technological changes facing the industries in which our company competes. In addition, his entrepreneurial experience assists the board in evaluating strategic opportunities.

  David E. Rapley

  •
  Age:  75

  •
  A director of our company.

  •
  Professional Background:  Mr. Rapley has served as a director of our company since July 2002, having previously served as a director during 1994. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its Chief Executive Officer and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley served as the President and Chief Executive Officer of Rapley Consulting, Inc. from January 2000 to December 2014. From 2003 to 2013, Mr. Rapley was a director of Merrick & Co., a private firm providing engineering and other services to domestic and international clients. From 2008 to 2011, Mr. Rapley was chairman of the board of Merrick Canada ULC.

  •
  Other Public Company Directorships:  Mr. Rapley has served as a director of Liberty Media Corporation (including its predecessor) since September 2011. He has served as a director of LGP since June 2013, having previously served as a director of LGI from June 2005 to June 2013 and as a director of LMI from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Rapley brings to our board the unique perspective of his lifelong career as an engineer. The industries in which our company competes are heavily dependent on technology, which continues to change and advance. Mr. Rapley's perspectives assist the board in adapting to these changes and developing strategies for our businesses.

  Larry E. Romrell

  •
  Age:  76

  •
  A director of our company.

  •
  Professional Background:  Mr. Romrell has served as a director of our company since December 2011, having previously served as a director from March 1999 to September 2011. Mr. Romrell held numerous executive positions with TCI from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

  •
  Other Public Company Directorships:  Mr. Romrell has served as a director of Liberty Media Corporation (including its predecessor) since September 2011. He has served as a director of LGP since June 2013, having previously served as a director of LGI from June 2005 to June 2013 and as a director of LMI from May 2004 to June 2005. Mr. Romrell has served as a director of Liberty TripAdvisor since August 2014.

  •
  Board Membership Qualifications:  Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to our board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

  Directors Whose Term Expires in 2018

  Michael A. George

  •
  Age:  54

  •
  A director of our company.

  •
  Professional Background:  Mr. George has served as a director of our company since September 2011. He has served as the President of QVC, Inc. (QVC) since November 2005 and as its Chief Executive Officer since April 2006. Mr. George also serves on the board of directors of several non-profit organizations. Mr. George previously held various positions with Dell, Inc. (Dell) from March 2001 to November 2005, most notably as the chief marketing officer and general manager of Dell's U.S. consumer business.

  •
  Other Public Company Directorships:  Mr. George has served as a director of Brinker International, Inc. since March 2013.

  •
  Board Membership Qualifications:  Mr. George brings to our board significant experience with commerce, retail and technology businesses based on his current executive position with QVC and his prior experience with Dell, as well as in his capacity as a senior partner at McKinsey & Company, Inc. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

  Gregory B. Maffei

  •
  Age:  56

  •
  Chief Executive Officer, President and a director of our company.

  •
  Professional Background:  Mr. Maffei has served as a director of our company since November 2005, and as the President and Chief Executive Officer of our company since February 2006. He also served as our company's CEO-Elect from November 2005 through February 2006. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor since July 2013 and Liberty Broadband since June 2014. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation.

  •
  Other Public Company Directorships:  Mr. Maffei has served as (i) a director of Liberty Media Corporation (including its predecessor) since May 2007, (ii) a director of Liberty TripAdvisor since July 2013 and as its Chairman of the Board since June 2015, (iii) a director of Liberty Broadband since June 2014 and (iv) the Chairman of the Board of Starz since January 2013. He has served as (i) the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009, (ii) the Chairman of the Board of Live Nation since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (iv) a director of Charter since May 2013 and (v) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015. Mr. Maffei served as a director of (i) DIRECTV and its predecessors from February 2008 to June 2010, (ii) Electronic Arts, Inc. from June 2003 to July 2013 and (iii) Barnes & Noble, Inc. from September 2011 to April 2014.

  •
  Board Membership Qualifications:  Mr. Maffei brings to our board significant financial and operational experience based on his current senior policy making positions at our company, Liberty Media Corporation, Liberty TripAdvisor, and Liberty Broadband and his previous executive positions at Oracle Corporation, 360networks Corporation and Microsoft Corporation.

    In addition, Mr. Maffei has extensive public company board experience. He provides our board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies.

  M. LaVoy Robison

  •
  Age:  80

  •
  A director of our company.

  •
  Professional Background:  Mr. Robison has served as a director of our company since June 2003. Mr. Robison served as the executive director of The Anschutz Foundation, a private foundation, from January 1998 to November 2010 and has served as a board member of that foundation since January 1998. He has also served as a deputy director of the American Museum of Western Art—The Anschutz Collection since February 2011. Prior to joining The Anschutz Foundation, he was a partner for over 25 years with KPMG LLP, having served at one point as that firm's audit partner for our former parent, TCI.

  •
  Other Public Company Directorships.  Mr. Robison has served as a director of Discovery since September 2008 and served as a director of its predecessor, DHC, from May 2005 to September 2008. Mr. Robison served as a director of LMI from June 2004 to June 2005.

  •
  Board Member Qualifications:  Mr. Robison brings to our board extensive experience in public accounting and auditing, having spent more than two decades as a partner with KPMG LLP and its predecessor Peat, Marwick, Mitchell & Co., including serving as an SEC reviewing partner. He provides our board with executive and leadership perspective on financial reporting and accounting oversight of large public companies.

Vote and Recommendation

        A plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each of Messrs. Malone, Gilchrist and Vadon and Ms. Wong as a Class III member of our board of directors.

        Our board of directors unanimously recommends a vote "FOR" the election of each nominee to our board of directors.

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016.

        Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2016.

        A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Audit Fees and All Other Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2015 and 2014 and fees billed for other services rendered by KPMG LLP:

	2015	2014
Audit fees	$5,805,000	6,199,000
Audit related fees(1)	784,000	570,000

Audit and audit related fees	6,589,000	6,769,000
Tax fees(2)	1,100,000	657,000

Total fees	$7,689,000	7,426,000

(1)
Audit related fees consist of professional consultations with respect to accounting issues affecting our financial statements, reviews of registration statements and issuance of consents, due diligence related to potential business combinations and audits of financial statements of certain employee benefit plans.

(2)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

        Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

  •
  audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

  •
  audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and

  •
  tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

        Notwithstanding the foregoing general pre-approval, if an individual project involving the provision of pre-approved services is expected to result in fees in excess of $100,000, or if individual projects under $100,000 are expected to total $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. M. LaVoy Robison currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.

        Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

        All services provided by our independent auditor during 2015 were approved in accordance with the terms of the policy in place.

Vote and Recommendation

        The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.

        Our board of directors unanimously recommends a vote "FOR" the auditors ratification proposal.

PROPOSAL 3—INCENTIVE PLAN PROPOSAL

        The following is a description of the material provisions of the Liberty Interactive Corporation 2016 Omnibus Incentive Plan (the incentive plan). The summary that follows is not intended to be complete, and we refer you to the copy of the incentive plan set forth as Annex A to this proxy statement for a complete statement of its terms and provisions.

        In the event that the incentive plan proposal is approved, the incentive plan will replace the Liberty Interactive Corporation 2012 Incentive Plan (Amended and Restated as of March 31, 2015) (the 2012 Incentive Plan) and the Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015) (the 2011 director plan and together with the 2012 Incentive Plan, the prior plans), effective as of the date of such approval, whereupon no further awards will be made from either of the prior plans.

Key Features of the Incentive Plan

  •
  No Discounted Options or SARs.  Stock options and SARs may not be granted with an exercise price below fair market value.

  •
  Dividend Equivalents.  Only an award of restricted stock units may include dividend equivalents. With respect to a performance-based award, dividend equivalents may only be paid to the extent the underlying award is actually paid.

  •
  Limited Terms for Options and SARs.  The term for stock options and SARs granted under the incentive plan is limited to ten years.

  •
  No Transferability.  Awards generally may not be transferred, except as permitted by will or the laws of descent and distribution or pursuant to a domestic relations order, unless otherwise provided for in an award agreement.

  •
  No Tax Gross-Ups.  Holders do not receive tax gross-ups under the incentive plan.

  •
  Award Limitations.  In any calendar year, no employee or independent contractor may be granted awards relating to more than 9,600,000 shares of our common stock or cash awards in excess of $10 million and no nonemployee director may be granted awards having a value in excess of $3 million on the date of grant.

Liberty Interactive Corporation 2016 Omnibus Incentive Plan

        Our board determined to adopt the incentive plan, in part, because each of the 2011 director plan and the 2012 Incentive Plan provides that no new awards may be granted thereunder on or after September 7, 2016 and November 26, 2017, the fifth anniversary of the prior plans' respective effective date. The incentive plan is structured as an omnibus plan under which awards may be made to our company's officers, employees, independent contractors and nonemployee directors. Upon adoption of the incentive plan, our board determined to cease making any further grants under the prior plans. A summary of certain terms of the incentive plan is set forth below.

        The incentive plan is administered by the compensation committee of our board of directors, other than awards granted to nonemployee directors which may be administered by our full board of directors or the compensation committee. The incentive plan is designed to provide additional remuneration to eligible officers and employees of our company, our nonemployee directors and independent contractors and to encourage their investment in our capital stock, thereby increasing their proprietary interest in our business. The incentive plan is also intended to (1) attract persons of exceptional ability to become our officers and employees, and (2) induce nonemployee directors and independent contractors to provide services to us. Such persons will be eligible to participate in and may be granted awards under the incentive plan. The number of individuals who will receive awards under the incentive plan will vary from year to year and will depend on various factors, such as the number of promotions and our hiring needs during the year, and whether employees, nonemployee directors or independent contractors of our subsidiaries are granted awards. Therefore, we cannot predict the number of future award recipients.

        Under the incentive plan, the compensation committee may grant non-qualified stock options, stock appreciation rights (SARs), restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing (as used in this description of the incentive plan, collectively, awards). The maximum number of shares of our common stock with respect to which awards may be granted under the incentive plan is 44,000,000 shares, subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, no employee or independent contractor will be granted in any calendar year awards under the incentive plan covering more than 9,600,000 shares of our common stock, subject to anti-dilution and other adjustment provisions of the incentive plan. In addition, no person may receive payment for cash awards during any calendar year aggregating in excess of $10 million. No nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) in excess of $3 million.

        Shares of our common stock issuable pursuant to awards made under the incentive plan will be made available from either authorized but unissued shares of our common stock or shares of our common stock that we have issued but reacquired, including shares purchased in the open market. Shares of our common stock that are subject to (i) any award granted under the incentive plan that expires, terminates or is cancelled or annulled for any reason without having been exercised, (ii) any award of any SARs granted under the incentive plan the terms of which provide for settlement in cash, and (iii) any award of restricted shares or restricted stock units granted under the incentive plan that shall be forfeited prior to becoming vested, will once again be available for issuance under the incentive plan. Shares of our common stock that are (i) not issued or delivered as a result of the net settlement of an outstanding option or SAR, (ii) used to pay the purchase price or withholding taxes relating to an outstanding award, or (iii) repurchased in the open market with the proceeds of an option purchase price will not again be made available for issuance under the incentive plan.

        Subject to the provisions of the incentive plan, the compensation committee is authorized to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the incentive plan and to take such other action in connection with or in relation to the incentive plan as it deems necessary or advisable.

        Unless otherwise determined by the compensation committee and expressly provided for in an agreement, awards are not transferrable except as permitted by will or the laws of descent and distribution or pursuant to a domestic relations order.

        Stock Options.    Non-qualified stock options awarded under the incentive plan will entitle the holder to purchase a specified number of shares of a series of our common stock at a specified exercise price subject to the terms and conditions of the applicable option grant. The exercise price of an option awarded under the incentive plan may be no less than the fair market value of the shares of the applicable series of our common stock as of the day the option is granted. The term of an option may not exceed ten years. The compensation committee will determine, and each individual award agreement will provide, (1) the series and number of shares of our common stock subject to the option, (2) the per share exercise price, (3) whether that price is payable in cash, by check, by promissory note, in whole shares of any series of our common stock, by the withholding of shares of our common stock issuable upon exercise of the option, by cashless exercise, or any combination of the foregoing, (4) other terms and conditions of exercise, (5) restrictions on transfer of the option and (6) other provisions not inconsistent with the incentive plan. Dividend equivalents will not be paid with respect to any stock options.

        Stock Appreciation Rights.    A SAR awarded under the incentive plan entitles the recipient to receive a payment in stock or cash equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable series of our common stock with respect to which the SAR was granted over the base price specified in the grant. A SAR may be granted to an option holder with respect to all or a portion of the shares of our common stock subject to a related stock option (a tandem SAR) or granted separately to an eligible person (a free standing SAR). Tandem SARs are exercisable only at the time and to the extent that the related stock option is exercisable. Upon the exercise or termination of the related stock option, the related tandem SAR will be automatically cancelled to the extent of the number of shares of our common stock with respect to which the related stock option was so exercised or terminated. The base price of a tandem SAR is equal to the exercise price of the related stock option. Free standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant award agreement. The term of a free standing SAR may not exceed ten years. The base price of a free standing SAR may be no less than the fair market value of a share of the applicable series of our common stock as of the day the SAR is granted. Dividend equivalents will not be paid with respect to any SARs.

        Restricted Shares and Restricted Stock Units.    Restricted shares are shares of our common stock that become vested and may be transferred upon completion of the restriction period. The compensation committee will determine, and each individual award agreement will provide, (1) the price, if any, to be paid by the recipient of the restricted shares, (2) whether dividends or distributions paid with respect to restricted shares will be retained by us during the restriction period (retained distributions), (3) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (4) the vesting date or vesting dates (or basis of determining the same) for the award and (5) other terms and conditions of the award. The holder of an award of restricted shares, as the registered owner of such shares, may vote the shares.

        A restricted stock unit is a unit evidencing the right to receive, in specified circumstances, one share of the specified series of our common stock, or its cash equivalent, subject to a restriction period or forfeiture conditions. The compensation committee will be authorized to award restricted stock units based upon the fair market value of shares of any series of our common stock under the incentive plan. The compensation committee will determine, and each individual award agreement will provide, the terms, conditions, restrictions, vesting requirements and payment rules for awards of restricted stock units, including whether the holder will be entitled to dividend equivalent payments with respect to the restricted stock units. Restricted stock units will be issued at the beginning of the restriction period and holders will not be entitled to shares of our common stock covered by restricted stock unit awards until such shares are issued to the holder at the end of the restriction period. Awards of restricted stock units or the common stock covered thereunder may not be transferred, assigned or encumbered prior to the date on which such shares are issued or as provided in the relevant award agreement.

        Upon the applicable vesting date, all or the applicable portion of restricted shares or restricted stock units will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares or restricted stock units will vest to the extent that the awards related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares or restricted stock units will become payable, all in accordance with the terms of the individual award agreement. The compensation committee may permit a holder to elect to defer delivery of any restricted shares or restricted stock units that become vested and any related cash payments, retained distributions or dividend equivalents, provided that such deferral elections are made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the Code).

        Cash Awards.    The compensation committee will also be authorized to provide for the grant of cash awards under the incentive plan. A cash award is a bonus paid in cash that may be based upon the attainment of one or more performance goals over a performance period established by the compensation committee. The terms, conditions and limitations applicable to any cash awards will be determined by the compensation committee.

        Performance Awards.    At the discretion of the compensation committee, any of the above-described awards may be designated as a performance award. All cash awards shall be designated as performance awards. Performance awards are contingent upon performance measures applicable to a particular period, as established by the compensation committee and set forth in individual agreements, based upon any one or more of the following business criteria:

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  increased revenue;

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  net income measures (including income after capital costs and income before or after taxes);

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  stock price measures (including growth measures and total stockholder return);

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  price per share of our common stock;

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  market share;

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  earnings per share (actual or targeted growth);

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  earnings before interest, taxes, depreciation and amortization (EBITDA);

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  operating income before depreciation and amortization (OIBDA);

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  economic value added (or an equivalent metric);

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  market value added;

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  debt to equity ratio;

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  cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

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  return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity);

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  operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

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  expense measures (including overhead cost and general and administrative expense);

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  margins;

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  stockholder value;

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  total stockholder return;

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  proceeds from dispositions;

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  total market value; and

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  corporate values measures (including ethics compliance, environmental and safety).

        Performance measures may apply to the award recipient, to one or more business units, divisions or subsidiaries of our company or an applicable sector of our company, or to our company as a whole. Goals may also be based on performance relative to a peer group of companies. A performance measure need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). If the compensation committee intends for the performance award to be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code, the applicable performance goals must be established (1) no later than 90 days after the commencement of the period of service to which the performance goals relate and (2) prior to the completion of 25% of such period of service. The compensation committee will have no discretion to modify or waive such performance goals to increase the amount of compensation payable that would otherwise be due upon attainment of the goal, unless the applicable award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant agreement provides for such discretion. The compensation committee shall have the authority to determine whether the performance measures and other terms and conditions of the award are satisfied, and the compensation committee's determination as to the achievement of performance measures relating to a performance award shall be made in writing. Section 162(m) of the Code generally disallows deductions for compensation in excess of $1 million for our Chief Executive Officer and some of our executive officers, unless the awards meet the requirements for being performance-based.

        Awards Generally.    Awards under the incentive plan may be granted either individually, in tandem or in combination with each other. Where applicable, the securities underlying, or relating to, awards granted under the incentive plan may be shares of QVCA, QVCB, LVNTA and LVNTB as provided in the relevant grant. The closing prices of QVCA, QVCB and LVNTA shares were $25.37, $24.88 and $37.07, respectively, as of June 30, 2016. The closing price of LVNTB shares was $36.87 on June 29, 2016, the last day on which a sale occurred. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the incentive plan), options and SARs will become immediately exercisable, and the restrictions on restricted shares and restricted stock units will lapse, unless individual agreements state otherwise. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, any vesting or early termination, upon a holder's termination of employment or service with our company, of any unvested options, SARs, restricted stock units or restricted shares and the period during which any vested options and SARs must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date (however, if the term of an option or SAR expires when trading in our common stock is prohibited by law or our company's insider trading policy, then the term of such option or SAR shall expire on the 30th day after the expiration of such prohibition), (2) if the holder's service terminates by reason of death or disability (as defined in the incentive plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder's service for "cause" (as defined in the incentive plan) will result in the immediate termination of all options and SARs and the forfeiture of all rights to any restricted shares, restricted stock units, retained distributions, unpaid dividend equivalents and related cash amounts held by such terminated holder. If a holder's service terminates due to death or disability, options and SARs will become immediately exercisable, and the restrictions on restricted shares and restricted stock units will lapse and become fully vested, unless individual agreements state otherwise.

        Adjustments.    The number and kind of shares of our common stock that may be awarded or otherwise made subject to awards under the incentive plan, the number and kind of shares of our common stock covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing will be subject to appropriate adjustment as the compensation committee deems equitable, in its sole discretion, in the event (1) we subdivide the outstanding shares of any series of our common stock into a greater number of shares of such series of common stock, (2) we combine the outstanding shares of any series of our common stock into a smaller number of shares of such series of common stock or (3) there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase any series of our common stock, or any other similar corporate event (including mergers or consolidations, other than approved transactions (as defined in the incentive plan) for which other provisions are made pursuant to the incentive plan). In addition, in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the compensation committee has the discretion to (i) provide, prior to the transaction, for the acceleration of vesting and exercisability, or lapse of restrictions, with respect to the awards, or in the case of a cash merger, termination of unexercised awards, or (ii) cancel such awards and deliver cash to holders based on the fair market value of such awards as determined by the compensation committee, in a manner that is in compliance with the requirements of Section 409A of the Code. If the purchase price of options or the base price of SARs, as applicable, is greater than the fair market value of such options or SARs, the options or SARs may be canceled for no consideration.

        Amendment and Termination.    The incentive plan will terminate on the fifth anniversary of the plan's effective date (which will be the date of the 2016 annual meeting of stockholders if the incentive plan is approved) unless earlier terminated by the compensation committee. The compensation committee may suspend, discontinue, modify or amend the incentive plan at any time prior to its termination, except that outstanding awards may not be amended to reduce the purchase or base price of outstanding options or SARs. However, before an amendment may be made that would adversely affect a participant who has already been granted an award, the participant's consent must be obtained, unless the change is necessary to comply with Section 409A of the Code.

U.S. Federal Income Tax Consequences of Awards Granted under the Incentive Plan

Consequences to Participants

        The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the incentive plan and with respect to the sale of any shares of our common stock acquired under the incentive plan. This general summary does not purport to be complete, does not describe any state, local or non-U.S. tax consequences, and does not address issues related to the tax circumstances of any particular recipient of an award under the incentive plan.

        Non-Qualified Stock Options; SARs.    Holders will not recognize taxable income upon the grant of a non-qualified stock option or a SAR. Upon the exercise of a non-qualified stock option or a SAR, the holder will recognize ordinary income (subject to withholding, if applicable) in an amount equal to the excess of (1) the fair market value on the date of exercise of the shares received over (2) the exercise price or base price (if any) he or she paid for the shares. The holder will generally have a tax basis in any shares of our common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a non-qualified stock option, that equals the fair market value of such shares on the date of exercise. The disposition of the shares of our common stock acquired upon exercise of a non-qualified stock option will ordinarily result in capital gain or loss. We are entitled to a deduction in an amount equal to the income recognized by the holder upon the exercise of a non-qualified stock option or SAR.

        Cash Awards; Restricted Stock Units; Restricted Shares.    A holder will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the holder to draw upon it, and we will have a corresponding deduction for federal income tax purposes, subject to certain limits on deductibility discussed below. A holder will not have taxable income upon the grant of a restricted stock unit but rather will generally recognize ordinary compensation income at the time the award is settled in an amount equal to the fair market value of the shares received, at which time we will have a corresponding deduction for federal income tax purposes, subject to certain limits on deductibility discussed below.

        Generally, a holder will not recognize taxable income upon the grant of restricted shares, and we will not be entitled to any federal income tax deduction upon the grant of such award. The value of the restricted shares will generally be taxable to the holder as compensation income in the year or years in which the restrictions on the shares of common stock lapse. Such value will equal the fair market value of the shares on the date or dates the restrictions terminate. A holder, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares subject to the restricted share award on the date of such grant as compensation income in the year of the grant of the restricted share award. The holder must make such an election pursuant to Section 83(b) of the Code within 30 days after the date of grant. If such an election is made and the holder later forfeits the restricted shares to us, the holder will not be allowed to deduct, at a later date, the amount such holder had earlier included as compensation income. In any case, we will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the holder's income in the year in which that amount is so included, subject to certain limits on deductibility discussed below.

        A holder who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the holder recognizes income under the rules described above with respect to the cash or the shares of our common stock received pursuant to awards. Dividends or dividend equivalents that are received by a holder prior to the time that the restricted shares or restricted stock units are taxed to the holder under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a holder in the shares of our common stock received will equal the amount recognized by the holder as compensation income under the rules described in the preceding paragraph, and the holder's holding period in such shares will commence on the date income is so recognized.

        Certain Tax Code Limitations on Deductibility.    In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the incentive plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the incentive plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. In certain cases, we may determine it is in our interests to not satisfy the requirements for the qualified performance-based exception, and stockholder approval of the incentive plan will allow our compensation committee to structure awards in a manner that may qualify for these requirements.

        Code Section 409A.    Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the advance election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant's income. We intend to structure awards under the incentive plan in a manner that is designed to be exempt from or comply with Section 409A of the Code.

New Plan Benefits

        Due to the nature of the incentive plan and the discretionary authority afforded the compensation committee in connection with the administration thereof, we cannot determine or predict the value, number or type of awards to be granted pursuant to the incentive plan.

        Prior to the date of this proxy statement, we have not granted any awards under the incentive plan with respect to shares of our common stock.

Vote and Recommendation

        The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the incentive plan proposal.

        Our board of directors unanimously recommends a vote "FOR" the approval of the Liberty Interactive Corporation 2016 Omnibus Incentive Plan.

MANAGEMENT AND GOVERNANCE MATTERS

Executive Officers

        The following lists the executive officers of our company (other than Gregory B. Maffei, our President and Chief Executive Officer, and John C. Malone, our Chairman of the Board, who also serve as directors of our company and who are listed under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal"), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.

Name	Positions
Richard N. Baer Age: 59	Mr. Baer has served as Chief Legal Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband since January 2016. He previously served as Senior Vice President and General Counsel of our company and Liberty Media Corporation from January 2013 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015. Previously, Mr. Baer served as Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. He served as Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 56
Mr. Rosenthaler has served as Chief Tax Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband since January 2016. He previously served as a Senior Vice President of our company from April 2002 to December 2015, Liberty Media Corporation (including its predecessor) from May 2007 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015.
Christopher W. Shean Age: 50
Mr. Shean has served as the Chief Financial Officer of our company and Liberty Media Corporation since November 2011 and Liberty Broadband since June 2014. Mr. Shean previously served as a Senior Vice President of our company from January 2002 to December 2015, the Controller from October 2000 to October 2011 and a Vice President from October 2000 to January 2002. He served as a Senior Vice President of Liberty Media Corporation (including its predecessor) from May 2007 to December 2015 and the Controller from May 2007 to December 2015. Mr. Shean also served as Senior Vice President and Chief Financial Officer of Liberty TripAdvisor from July 2013 through December 2015.

        Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption other than Evan D. Malone, who is the son of John C. Malone.

        During the past ten years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

        Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met.

Code of Ethics

        We have adopted a code of ethics that applies to all of our employees, directors and officers, which constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of ethics is available on our website at www.libertyinteractive.com.

Director Independence

        It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.

        Our board of directors has determined that each of M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong qualifies as an independent director of our company. In making its decision with respect to Mr. Vadon, our board noted that Mr. Vadon's prior relationship as zulily's co-founder, Chairman of the Board and employee should not preclude the board from determining that he is independent because, among other things, Mr. Vadon resigned from his positions at zulily when our acquisition of zulily closed on October 1, 2015.

Board Composition

        As described above under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal," our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, investment banking, auditing and financial engineering. Our board is also chronologically diverse with our members' ages spanning four decades. For more information on our policies with respect to board candidates, see "—Committees of the Board of Directors—Nominating and Corporate Governance Committee" below.

Board Leadership Structure

        Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). John C. Malone, one of our largest stockholders, holds the position of Chairman of the Board, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Gregory B. Maffei, our President, holds the position of Chief Executive

Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.

Board Role in Risk Oversight

        The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

Committees of the Board of Directors

  Executive Committee

        Our board of directors has established an executive committee, whose members are John C. Malone, Gregory B. Maffei and Michael A. George. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

  Compensation Committee

        Our board of directors has established a compensation committee, whose chairman is M. Ian G. Gilchrist and whose other members are David E. Rapley and Andrea L. Wong. See "—Director Independence" above.

        The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of our Chief Executive Officer, Chief Legal Officer, Chief Tax Officer, Chief Financial Officer and Chief Development Officer, and oversees the compensation of the chief executive officers of our operating subsidiaries. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see "Executive Compensation—Compensation Discussion and Analysis."

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.libertyinteractive.com.

  Compensation Committee Report

        The compensation committee has reviewed and discussed with our management the "Compensation Discussion and Analysis" included under "Executive Compensation" below. Based on such review and discussions, the compensation committee recommended to our board of directors that the "Compensation Discussion and Analysis" be included in this proxy statement.

Submitted by the Members of the Compensation Committee
M. Ian G. Gilchrist
David E. Rapley
Andrea L. Wong

  Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

  Nominating and Corporate Governance Committee

        Our board of directors has established a nominating and corporate governance committee, whose chairman is David E. Rapley and whose other members are M. Ian G. Gilchrist, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong. See "—Director Independence" above.

        The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.

        The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such recommendations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under "Stockholder Proposals" below, and contain the following information:

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  the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

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  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

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  a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing stockholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing stockholder(s) or beneficial owner (each a Proposing Person);

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  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

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  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

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  a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

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  a representation by each Proposing Person who is a holder of record of our common stock as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

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  a signed consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

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  a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

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  a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the proposing stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Stockholder Associated Person.

        In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

        To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

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  independence from management;

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  his or her unique background, including education, professional experience and relevant skill sets;

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  judgment, skill, integrity and reputation;

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  existing commitments to other businesses as a director, executive or owner;

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  personal conflicts of interest, if any; and

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  the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

        The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is important that our board members represent diverse viewpoints.

        When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate's nomination and election.

        In connection with our acquisition of zulily, our executive officers recommended Mr. Vadon as a candidate for our board. Mr. Vadon's extensive experience and in-depth knowledge of commerce, retail and technology businesses based on his prior public company experience in senior policy-making positions at zulily and at Blue Nile, Inc. were considered by our nominating and corporate governance committee when it recommended to our board that Mr. Vadon be nominated as a director. Mr. Vadon was appointed to our board, effective October 1, 2015, following a vote of the board of directors and will stand for election this year.

        Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

        The members of our nominating and corporate governance committee have determined that Messrs. Malone, Gilchrist and Vadon and Ms. Wong, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nominations were approved by the entire board of directors.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.libertyinteractive.com.

  Audit Committee

        Our board of directors has established an audit committee, whose chairman is M. LaVoy Robison and whose other members are M. Ian G. Gilchrist, David E. Rapley and Larry E. Romrell. See "—Director Independence" above.

        Our board of directors has determined that Mr. Robison and Mr. Gilchrist are our company's "audit committee financial experts" under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee's functions include, among other things:

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  appointing or replacing our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

  •
  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

  •
  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

  •
  confirming compliance with applicable SEC and stock exchange rules; and

  •
  preparing a report for our annual proxy statement.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.libertyinteractive.com.

  Audit Committee Report

        Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of The Nasdaq Stock Market. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. Our board of directors has determined that Mr. Robison and Mr. Gilchrist are "audit committee financial experts" under applicable SEC rules and regulations.

        The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

        Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of our internal control over financial reporting and KPMG LLP's evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, including that firm's judgment about the quality of our accounting principles, as applied in its financial reporting.

        KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm's independence from the company and its subsidiaries.

        Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016 with the SEC.

Submitted by the Members of the Audit Committee
M. LaVoy Robison
M. Ian G. Gilchrist
David E. Rapley
Larry E. Romrell

  Other

        Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

Board Meetings

        During 2015, there were ten meetings of our full board of directors, no meetings of our executive committee, thirteen meetings of our compensation committee, three meetings of our nominating and corporate governance committee and five meetings of our audit committee.

Director Attendance at Annual Meetings

        Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Five of the nine directors then serving attended our 2015 annual meeting of stockholders.

Stockholder Communication with Directors

        Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

        Under the Nasdaq's corporate governance rules, the independent directors are required to meet in regularly scheduled executive sessions, without management participation. Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Interactive Corporation, c/o Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong.

EXECUTIVE COMPENSATION

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):

  •
  Gregory B. Maffei, our Chief Executive Officer and President;

  •
  Christopher W. Shean, our Chief Financial Officer; and

  •
  Michael A. George, Richard N. Baer and Albert E. Rosenthaler, our other three most highly compensated executive officers at the end of 2015.

Compensation Discussion and Analysis

  Compensation Overview

        Our compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. To that end, the compensation packages provided to the named executive officers include significant performance-based bonuses and equity incentive awards.

        Our compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. Our compensation committee does not engage in any regular benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and uses this range as a guide to ensure that the named executive officers receive attractive compensation packages. Our compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.

        Our feedback from stockholders on this pay philosophy has been positive. At our 2014 annual stockholder meeting, stockholders representing 98.8% of the aggregate voting power of Liberty Interactive present and entitled to vote on our say-on-pay proposal approved, on an advisory basis, our executive compensation, as disclosed in our proxy statement for the 2014 annual meeting of stockholders. No material changes were implemented to our executive compensation program as a result of this vote. At our 2011 annual stockholder meeting, stockholders elected to hold a say-on-pay vote every three years and our board of directors adopted this as the frequency at which future say-on-pay votes would be held.

  Services Agreement

        In September 2011, we completed the split-off (the LMC Split-Off) of our former subsidiary then-known as Liberty Media Corporation (currently known as Starz, Old LMC). In January 2013, Old LMC completed the spin-off (the LMC Spin-Off) of its former subsidiary then-known as Liberty Spinco, Inc. (currently known as Liberty Media). In connection with the LMC Split-Off, we entered into a services agreement with Old LMC, which was assumed by Liberty Media in the LMC Spin-Off (the services agreement). Pursuant to the services agreement, in 2015, we reimbursed Liberty Media for the portion of the base salary and certain other compensation Liberty Media paid to our employees that was allocable to us for time spent by each such employee related to our company. We do not reimburse Liberty Media for time spent by Mr. Maffei on Liberty Interactive matters. Rather, we pay Mr. Maffei directly pursuant to his employment agreement with our company. All of Mr. George's compensation was paid by QVC and none of his time was allocated to Liberty Media because

Mr. George did not provide any services to Liberty Media in 2015. The 2015 performance-based bonuses earned by the named executive officers of our company were paid directly by our company. During 2015, the allocable percentages of time spent performing services for Liberty Media, on the one hand, and our company, on the other hand, were reviewed quarterly by our audit committee for appropriateness. The salaries and certain perquisite information included in the "Summary Compensation Table" below (other than with respect to Mr. George, whose cash compensation is paid directly by QVC) include the portion of the compensation allocable to our company and for which we reimbursed Liberty Media and do not include the portion of the compensation allocable to Liberty Media. During the year ended December 31, 2015, the weighted average percentage of each such named executive officer's time that was allocated to our company was: Mr. Baer—50%; Mr. Rosenthaler—55%; and Mr. Shean—62%.

  Setting Executive Compensation

        In making its compensation decision for each named executive officer, our compensation committee considers the following:

  •
  each element of the named executive officer's historical compensation, including salary, bonus, equity compensation, perquisites and other personal benefits, and weights equity compensation most heavily;

  •
  the financial performance of our company compared to internal forecasts and budgets;

  •
  the scope of the named executive officer's responsibilities;

  •
  the competitive nature of the compensation packages offered based on general industry knowledge of the media, telecommunications and entertainment industries and use of survey information provided by Mercer (US) Inc. (Mercer) and others; and

  •
  the performance of the group reporting to the named executive officer.

        In addition, when setting compensation, our compensation committee considers the recommendations obtained from our Chief Executive Officer as to all elements of the compensation packages of Mr. Baer, Mr. George, Mr. Rosenthaler and Mr. Shean. To make these recommendations, our Chief Executive Officer evaluates the performance and contributions of each such named executive officer. He also considers whether the pay packages afforded to such named executive officers are competitive and are aligned internally. He also evaluates the named executive officer's performance against individual, department and corporate goals.

        In December 2014, our compensation committee approved a new five-year employment agreement with Mr. Maffei (the 2015 Maffei Employment Agreement), which sets his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Prior to entering into the 2015 Maffei Employment Agreement, our compensation committee obtained information from Mercer with respect to chief executive officer compensation packages at e-commerce and brick and mortar retailers, television shopping networks, and entertainment and travel companies and discussed this comparative information and alternative equity award structures with Mercer.

        In September 2015, our compensation committee approved a new five-year employment agreement with Mr. George (the 2015 George Employment Agreement) and granted equity awards in connection with the execution of the 2015 George Employment Agreement. See "—Changes for 2016—2015 George Employment Agreement" below. Prior to entering into the 2015 George Employment Agreement, our compensation committee considered the recommendation of Mr. Maffei with respect to Mr. George's compensation package. When considering Mr. Maffei's recommendations concerning Mr. George's compensation, our compensation committee reviewed compensation data from companies similar to QVC, which was compiled by Mercer, as a reference point for the proposed new compensation arrangement. Based on this review, our compensation committee determined to confirm and approve the proposed arrangement.

  Elements of 2015 Executive Compensation

        For 2015, the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  a performance-based bonus, payable in cash;

  •
  performance-based stock option and restricted stock unit awards granted to Mr. Maffei;

  •
  stock option awards granted to Messrs. Rosenthaler and Shean consisting of (i) multi-year stock option awards to purchase 255,199 shares of QVCA and 70,850 shares of LVNTA that vest in equal increments on each of December 31, 2019 and 2020 and (ii) stock option awards to purchase 112,875 shares of QVCA and 31,933 shares of LVNTA that vest in equal installments on each of March 4, 2016, March 4, 2017 and March 4, 2018;

  •
  with respect to Mr. George, a multi-year stock option award in connection with the signing of the 2015 George Employment Agreement of options to purchase 1,680,065 shares of QVCA that vest in equal increments on each of December 31, 2019 and December 31, 2020 (collectively, the 2015 Term Options); and

  •
  perquisites and other limited personal benefits.

Base Salary

        The base salaries of the named executive officers are reviewed on an annual basis (other than Messrs. Maffei and George, whose salaries are governed by their respective employment agreements), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer's base salary, salary increases are limited to cost-of-living adjustments, adjustments based on changes in the scope of the named executive officer's responsibilities, and adjustments to align the named executive officer's salary level with those of our other named executive officers. Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. After completion of the annual review in December 2014, the 2015 base salaries of Messrs. Baer, Rosenthaler and Shean were increased by 3%, reflecting a cost-of-living adjustment. Additionally, in February 2015, the base salaries for Messrs. Rosenthaler and Shean were further increased by 3% and 1%, respectively, to better align the base salaries of our company's senior officers with the salaries of other senior officers with similar levels of responsibility. In 2015, Messrs. Maffei and George received the base salary increases prescribed by the 2015 Maffei Employment Agreement and Mr. George's prior employment agreement, respectively. Effective December 16, 2015, Mr. George received the increase prescribed by the 2015 George Employment Agreement.

2015 Performance-based Bonuses

        Liberty Awards—Overview.    For 2015, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. George, who participated in a separate performance-based bonus program, described under "—QVC Bonus Award" below), which was structured to comply with Section 162(m) of the Internal Revenue Code (the Code). The 2015 bonus program was comprised of two components: a bonus amount payable based on each participant's individual performance (the Individual Performance Bonus) and a bonus amount payable based on the corporate performance of our company (the Corporate Performance

Bonus). No amounts would be payable under our 2015 bonus program unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of (i) QVC and (ii) Backcountry.com, Inc. (Backcountry.com), Bodybuilding.com, LLC, Evite, Inc., Commerce Technologies, Inc. and LMC Right Start, Inc. (collectively, the Digital Commerce Companies) for the year ended December 31, 2015 was required to exceed $750 million (the Threshold). If the Threshold was met, the notional bonus pool for our company would be funded with 1.0% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the bonus pool). If the bonus pool were insufficient to cover the aggregate maximum bonus amounts of all participants (as described in more detail below), each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount. For purposes of the bonus program, Adjusted OIBDA is defined as revenue less cost of sales, operating expense and selling, general and administrative (SG&A) expense (excluding stock compensation).

        Each participant was assigned a maximum bonus for each of Liberty Media and Liberty Interactive. The maximum bonuses for our participants were as follows: Mr. Maffei—$4,803,750; Mr. Baer—$875,243; and Messrs. Rosenthaler and Shean—$850,000 (each participant's LIC Maximum Bonus). Liberty Media established maximum bonuses for our participants in the same amounts (the LMC Maximum Bonus). The total of the LIC Maximum Bonus and the LMC Maximum Bonus will be referred to as the Combined Maximum Bonus.

        To determine the LIC Maximum Bonus for each of Messrs. Baer, Rosenthaler, and Shean, our compensation committee divided the base salary paid by our company in half, recognizing that the other half would be subject to Liberty Media's bonus program. Our compensation committee then set the LIC Maximum Bonus at two times the quotient above. In February 2015, the LIC Maximum Bonus amount for each of Messrs. Rosenthaler and Shean was increased from 1.5 times to two times to align the compensation of our company's senior officers more closely. Mr. Baer's LIC Maximum Bonus amount is consistent with the percentage applied to him with respect to our previous performance-based bonus programs. Mr. Maffei's maximum bonus was set at five times the base salary paid by our company, which is consistent with the terms of the 2015 Maffei Employment Agreement.

        Assuming the Threshold was met (and after taking into account any reductions associated with a shortfall in the bonus pool), each participant was entitled to receive from our company an amount (the LIC Maximum Individual Bonus) equal to the LIC Allocable Time Percentage (as defined below) multiplied by 60% of the Combined Maximum Bonus for that participant (the Combined Maximum Individual Bonus). The LIC Maximum Individual Bonus was subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of our company. The LIC Allocable Time Percentage for each participant is equal to the percentage of such participant's time that was spent performing services for our company under the services agreement, as determined by our compensation committee for purposes of the payment of bonuses: 45% as to Mr. Maffei; 50% as to Mr. Baer; 55% as to Mr. Rosenthaler; and 62% as to Mr. Shean. Under Liberty Media's corollary program, each participant was entitled to receive from Liberty Media an amount equal to the remaining portion of the Combined Maximum Individual Bonus, subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of Liberty Media. Our compensation committee believes this construct was appropriate in light of the services agreement and the fact that each participant splits his professional time and duties.

        Also, assuming the Threshold was met (and after taking into account any reductions associated with a shortfall in the bonus pool), each participant was entitled to receive from our company an amount (the LIC Maximum Corporate Bonus) equal to the LIC Corporate Percentage (as defined below) multiplied by 40% of his Combined Maximum Bonus (the Combined Maximum Corporate Bonus), subject to reduction based on a subjective determination of the corporate performance of our company. The LIC Corporate Percentage was determined by reference to the historical relative market capitalizations of our company and Liberty Media. Under Liberty Media's corollary program, each participant was entitled to receive from Liberty Media an amount (the LMC Maximum Corporate Bonus) equal to the remaining portion of the Combined Maximum Corporate Bonus, subject to reduction based on a subjective determination of the corporate performance of Liberty Media.

        In December 2015, our compensation committee and the Liberty Media compensation committee collaborated in their review of our respective named executive officers' individual performance criteria and their review of each company's corporate performance metrics. Notwithstanding this collaborative effort, our compensation committee retained sole and exclusive discretion with respect to the approval of award terms and amounts payable under our bonus program.

        Also, in December 2015, our compensation committee determined that the combined Adjusted OIBDA for QVC and the Digital Commerce Companies was approximately $1,966.1 million using the formula described above, exceeding the Threshold by approximately $1,246.1 million, thereby creating a notional bonus pool of approximately $12.46 million, which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus of up to his maximum bonus amount. These calculations were done on a constant currency basis.

        Individual Performance Bonus.    Our compensation committee then reviewed the individual performance of each participant to determine the reductions that would apply to each participant's LIC Maximum Individual Bonus. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participants for determining the reduction that would apply to the LIC Maximum Individual Bonus, our compensation committee considered the various performance objectives related to our company which had been assigned to each participant for 2015, including:

Individual	Performance Objectives
Gregory B. Maffei	Develop strategic initiatives for our company, including pursuit of advantageous investments, acquisitions and divestitures, including the acquisition of zulily, the successful sale of Backcountry.com and the execution of proposed spin-off transactions
Assist QVC with global reorganization and refinancing of debt
Support development and goals of management team
Achieve company financial goals
Richard N. Baer	Provide sound and timely advice to senior management and board on key issues
Provide effective legal support in connection with mergers, acquisitions, investments and other transactional matters
Facilitate, along with other members of senior management team, sound approach to governance and compliance
Provide legal support to, and assess and appropriately manage significant legal matters of, subsidiaries and controlled companies
Albert E. Rosenthaler	Continue legislative efforts
Provide effective tax counsel and advice on strategic initiatives
Obtain full or partial acceptance letter from IRS for 2014 Compliance Assurance Process
Train and develop internal tax staff
Christopher W. Shean	Support corporate restructurings
Explore opportunities to maximize value of investments in FTD Companies, Inc. and Digital Commerce Companies
Assess and optimize functionality of financial reporting team
Train and develop internal finance staff

        Following a review of the participants' performance, our compensation committee determined to pay each participant the following portion of his LIC Maximum Individual Bonus:

Name	LIC Maximum Individual Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$2,594,025	81.3%	$2,107,646
Richard N. Baer	$525,146	81.3%	$426,681
Albert E. Rosenthaler	$561,000	87.5%	$490,875
Christopher W. Shean	$632,400	81.3%	$513,825

        Corporate Performance Bonus.    Our compensation committee then made a subjective determination as to the reductions that would apply to each participant's LIC Maximum Corporate Bonus. In making this determination, our compensation committee reviewed forecasts of 2015 Adjusted OIBDA, revenue and free cash flow (as defined below) for QVC and the Digital Commerce

Companies, all of which forecasts were prepared in December 2015 and are set forth in the table below. Also set forth in the table below are the corresponding actual financial measures achieved for 2015, which were within one percent of our forecasts except that actual free cash flow was 92.1% of the forecast. In determining whether any reductions would be made to the LIC Maximum Corporate Bonus payable to each participant, our compensation committee weighted the corporate performance metrics as follows: 25% attributable to revenue growth, 50% attributable to Adjusted OIBDA growth and 25% attributable to growth in free cash flow.

(dollar amounts in millions)	2015 Forecast	2015 Actual	Actual / Forecast
Revenue(1)	$9,949.9	$9,921.5	99.7%
Adjusted OIBDA(1)	$2,053.3	$2,034.0	99.1%
Free Cash Flow(1)(2)	$964.9	$888.8	92.1%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represent the summation for QVC and the Digital Commerce Companies. Backcountry.com was sold effective June 30, 2015 and results for Backcountry.com have been included for the first six months of 2015.

(2)
Defined for purposes of the bonus program as Adjusted OIBDA less all other operating and investing items. Free cash flow information is excluded for Backcountry.com completely as the measurement was a year-end comparison to budget and the business was sold mid-year.

        Based on a review of these forecasts, our compensation committee determined that the growth metrics were achieved to the extent described below:

Growth Factor	Liberty Interactive Corporation
Revenue	19.5% of a possible 25%
Adjusted OIBDA	46% of a possible 50%
Free Cash Flow	16.95% of a possible 25%

        Our compensation committee then used its subjective discretion to translate the achievement of these growth metrics into a percentage payable to each participant of his LIC Maximum Corporate Bonus, as follows:

Name	LIC Maximum Corporate Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$2,091,343	89.6%	$1,874,240
Richard N. Baer	$381,042	89.6%	$341,486
Albert E. Rosenthaler	$370,053	89.6%	$331,638
Christopher W. Shean	$370,053	89.6%	$331,638

        Aggregate Results.    The following table presents information concerning the aggregate 2015 performance-based bonus amounts payable to each named executive officer by our company (other than Mr. George), after giving effect to the determinations described above.

Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus
Gregory B. Maffei	$2,107,646	$1,874,240	$3,981,886
Richard N. Baer	$426,681	$341,486	$768,167
Albert E. Rosenthaler	$490,875	$331,638	$822,513
Christopher W. Shean	$513,825	$331,638	$845,463

        Our compensation committee then noted that, when combined with the total 2015 performance-based bonus amounts paid by Liberty Media to the overlapping named executive officers, each of our named executive officers received the following portion of his respective Combined Maximum Bonus:

Name	Combined Maximum Bonus	Combined Percentage Paid
Gregory B. Maffei	$9,607,502	84.6%
Richard N. Baer	$1,750,486	84.6%
Albert E. Rosenthaler	$1,700,000	88.3%
Christopher W. Shean	$1,700,000	84.6%

        For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

        QVC Bonus Award.    Mr. George's 2015 performance-based bonus was structured to align with the 2015 performance-based bonus program established at QVC for QVC senior global officers and to comply with Section 162(m) of the Code. Pursuant to the program, Mr. George would be paid a bonus based upon 2015 QVC Global EBITDA performance (including QVC's CNR joint venture, but excluding results from QVC France), with a target bonus amount of 100% of his base salary as required by the terms of his employment agreement and a maximum bonus amount of 260% of his base salary. For this purpose, QVC Global EBITDA was defined as earnings before interest, taxes, depreciation and amortization of QVC (consolidated, on a constant currency basis).

        For any bonus to be paid, 2015 QVC Global EBITDA would need to equal or exceed $1,969.9 million. If 2015 QVC Global EBITDA equaled or exceeded $1,969.9 million, then Mr. George would be eligible to receive a maximum bonus of 260% of his base salary, subject to reduction in the discretion of our compensation committee based on QVC Global EBITDA performance and individual performance, among other things. QVC Global EBITDA for 2015 was $1,969.9 million, which translated to a payout at 94% of target, which would have been $1,187.5 million. Our compensation committee then approved a bonus payment of $1,000,000, which was 80% of Mr. George's base salary at December 31, 2015, based on the committee's subjective review of Mr. George's and QVC's performance during 2015. Mr. George's payout was also in line with the payout percentages approved for QVC's other senior global officers.

Equity Incentive Compensation

        The 2012 Incentive Plan provides, and prior to its expiration, the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended (the 2010 Incentive Plan), provided, for the grant of a variety of incentive awards, including stock options, restricted shares, restricted stock units, stock appreciation rights and performance awards. Our compensation committee has a preference for grants of stock-based incentive awards (restricted stock units, restricted stock and options) as compared with cash incentive awards based on the belief that they better promote retention of key employees through the continuing, long-term nature of an equity investment. It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, typically measured by reference to the closing price on the grant date.

        Maffei Performance-based Equity Awards.    In December 2014, we entered into the 2015 Maffei Employment Agreement which provides Mr. Maffei with the opportunity to earn annual equity incentive awards during the employment term. See "—Executive Compensation Arrangements—Gregory B. Maffei" for additional information about the annual awards to be provided under the 2015 Maffei Employment Agreement.

        For 2015, our compensation committee adopted an annual, performance-based equity award program for Mr. Maffei pursuant to the 2015 Maffei Employment Agreement. That program was intended to comply with Section 162(m) of the Code so that the annual awards would be determined to be performance-based compensation. In accordance with the 2015 Maffei Employment Agreement, our compensation committee granted performance equity awards in March 2015 in the grant values specified by the 2015 Maffei Employment Agreement (the LIC Target Equity Awards), which awards would be vested by our compensation committee by March 15, 2016, if and to the extent earned by Mr. Maffei. Consistent with the 2015 Maffei Employment Agreement, after reviewing the relative market capitalizations of our company and Liberty Interactive, our compensation committee determined that $9,489,600 in initial grant value would be issued as LIC Target Equity Awards. Liberty Media's compensation committee likewise determined that $6,510,400 in initial grant value would be issued as Liberty Media target performance equity awards, for a combined initial target grant value from the two companies of $16 million. Under the 2015 Maffei Employment Agreement, Mr. Maffei has the right, with certain limitations, to designate the percentage of such award value he will receive in the form of restricted stock units and stock options. Mr. Maffei elected to receive 80% of his Series B Liberty Ventures common stock (LVNTB) LIC Target Equity Awards in the form of stock options and elected to receive the balance in the form of restricted stock units. He elected to receive 20% of his Series B QVC Group common stock (QVCB) LIC Target Equity Awards in the form of restricted stock units and elected to receive the balance in the form of stock options.

        Accordingly, in March 2015, our compensation committee approved a grant of LIC Target Equity Awards of 131,725 stock options to purchase QVCB shares, 135,478 stock options to purchase LVNTB shares, in each case with a term of seven years (collectively, the 2015 Annual Options), and 182,215 restricted stock units with respect to QVCB shares and 13,470 restricted stock units with respect to LVNTB shares (collectively, the 2015 Annual RSUs). Our compensation committee then set a maximum grant value payout of the annual performance awards based on our company's relative market capitalization of $14,234,400 (the LIC 162(m) Maximum) and Liberty Media's compensation committee similarly set a maximum grant value payout of $9,765,600, for a combined maximum payout of $24 million. Any payout of an equity award by our company above $9,489,600 would be in our compensation committee's sole discretion, would be issued in the first quarter of 2016, and would vest immediately after grant (an LIC Above-Target Award).

        The LIC Target Equity Awards were earned and vested based on achievement of objective metrics that were designed to qualify the payment as performance-based compensation under Section 162(m) (the 162(m) objective metrics). Subject to Mr. Maffei's right under the 2015 Maffei Employment Agreement to receive a guaranteed portion of the LIC Target Equity Awards upon achievement of the 162(m) objective metrics, our compensation committee considered whether to use its negative discretion to reduce the award earned under the 162(m) objective metrics. For the reasons discussed below, our compensation committee determined in March 2016 that a portion of the LIC Target Equity Awards would vest and that no LIC Above-Target Awards would be granted.

        162(m) Objective Metrics.    Our compensation committee selected the following 162(m) objective metrics for the LIC Target Equity Awards: revenue growth, Adjusted OIBDA growth and free cash flow as compared to budget at QVC and the Ventures Group, which was defined in this program as the Digital Commerce Companies. For purposes of the LIC Target Equity Awards, results at the Ventures Group are measured on a combined basis. For purposes of the LIC Target Equity Awards, Adjusted

OIBDA is defined as revenue less cost of sales, operating expense and SG&A (excluding stock compensation).

	QVC(1) (weighted 70%)			Ventures Group(2) (weighted 30%)
	Revenue	Adjusted OIBDA	Free Cash Flow(3)	Revenue	Adjusted OIBDA	Free Cash Flow(3)
	(dollars in millions)
Metric weighting	25%	50%	25%	25%	50%	25%
Percentage achieved	3.39%	2.23%	88.36%	6.07%	12.43%	(231.08)%
Vesting percentage	77.80%	64.60%	53.40%	0.00%	100.00%	0.00%
Weighted average vesting	65.10%			50.00%
Total weighted vesting percentage	60.58%

(1)
Results exclude our recent acquisition of zulily.

(2)
Results include Backcountry.com for the six months ended June 30, 2015 and 2014.

(3)
Defined for purposes of the LIC Target Equity Awards as Adjusted OIBDA less all other operating and investing items. Free cash flow information is excluded for Backcountry.com completely as the measurement was a year-end comparison to budget and the business was sold mid-year.

        Based on this financial performance, our compensation committee determined and certified that it could award a maximum number of LIC Target Equity Awards equaling a grant value of $8,622,772, which was 60.58% of the LIC 162(m) Maximum. Our compensation committee then considered whether to reduce such maximum payout of $8,622,772 and determined to do so based on a combination of objective, subjective and discretionary criteria that had been established in March 2015. In March 2016, our compensation committee reviewed Mr. Maffei's performance to determine the extent to which he would vest in his LIC Target Equity Awards. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single individual performance metric, to assess Mr. Maffei's performance in respect of QVC, the Ventures Group and our other investments. Our compensation committee considered in its evaluation reports from our board, the observations of committee members throughout the year and an executive self-evaluation. Our compensation committee also considered the criteria below in evaluating Mr. Maffei's performance:

Individual Performance Metrics

  •
  Total stockholder return as compared to peer groups and the S&P 500;

  •
  Leadership ability;

  •
  Successful pursuit of merger, acquisition and divestiture opportunities, including the successful acquisition of zulily and the sale of Backcountry.com;

  •
  Successful financial engineering efforts;

  •
  Management succession planning efforts;

  •
  Successful accomplishment of annual goals in the performance-based bonus program;

  •
  Year-over-year improvement in the fair market value of our investments in subsidiary assets; and

  •
  Return on investment of alternative energy projects, based on projections as to timing, dollar amounts and tax benefits.

        Following a review of Mr. Maffei's performance, our compensation committee approved vesting of 85.36% of Mr. Maffei's 2015 LIC Target Equity Award. Our compensation committee believed it appropriate to vest these awards due to the successful achievement of the above-listed metrics and the financial and operational performance of our significant subsidiaries during 2015. In the aggregate, Mr. Maffei vested in 112,436 stock options to purchase QVCB shares and 115,639 stock options to purchase LVNTB shares. In connection with the vesting of his 2015 Annual RSUs, Mr. Maffei received 155,533 QVCB shares and 11,498 LVNTB shares. The aggregate initial grant value of these awards was $8,100,000. For more information regarding the LIC Target Equity Awards, please see the "Grants of Plan-Based Awards" table below.

        Other 2015 Stock Option Awards.    Consistent with our previous practices, our compensation committee has made larger grants (equaling approximately four to five years' value of the annual grants made in years prior to 2009) that vest between four and five and three-quarters years after grant, rather than making annual grants over the same period. These multi-year grants provide for back-end weighted vesting and generally expire seven to ten years after grant to encourage executives to remain with the company over the long-term and to better align their interests with those of the stockholders. Accordingly, in March 2015, our compensation committee granted to each of Messrs. Rosenthaler and Shean (i) multi-year stock option awards to purchase 255,199 shares of QVCA and 70,850 shares of LVNTA that vest in equal increments on each of December 31, 2019 and 2020 and expire on the eighth anniversary of the grant date and (ii) stock option awards to purchase 112,875 shares of QVCA and 31,933 shares of LVNTA that vest in equal increments on each of March 4, 2016, March 4, 2017 and March 4, 2018 and expire on the seventh anniversary of the grant date. Messrs. Rosenthaler and Shean had last received stock option awards in March 2010, which were multi-year awards intended to provide equity value for the period from 2011 to 2014. When structuring the 2015 awards, our compensation committee sought to align the structure of the compensation packages provided to Messrs. Rosenthaler and Shean with the structure of Mr. Maffei's compensation package. Our compensation committee also sought to align more closely the compensation of the senior officers of the company.

        As discussed above, Mr. George received the 2015 Term Options in September 2015 in connection with the execution of the 2015 George Employment Agreement. Similar to the rationale pertaining to the multi-year awards previously granted to the named executive officers, the 2015 Term Options are intended to encourage Mr. George to remain with QVC over the long-term and are expected to more fully align Mr. George's interests with those of our other stockholders. The 2015 Term Options vest one-half on December 31, 2019 and the remaining options will vest on December 31, 2020, which is consistent with the multi-year award approach supported by our compensation committee. See "—Executive Compensation Arrangements—Michael A. George" for a description of the 2015 Term Options and performance equity awards provided for under the 2015 George Employment Agreement.

        Messrs. Maffei and Baer did not receive any multi-year equity grants during the 2015 calendar year.

        Perquisites and Other Personal Benefits.    The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees) consist of:

  •
  limited personal use of Liberty Media's corporate aircraft (pursuant to aircraft time sharing agreements between our company and Liberty Media);

  •
  in the case of Mr. Maffei and Mr. George, reimbursement of legal expenses pertaining to their respective employment arrangements;

  •
  occasional, personal use of Liberty Media's apartment in New York City (pursuant to a sharing arrangement between our company and Liberty Media), which is primarily used for business purposes, and occasional, personal use of a company car and driver; and

  •
  in the case of Mr. George, a tax gross-up relating to certain out of state income taxes to which Mr. George was subject in connection with the performance of his duties outside of QVC's headquarters.

        Taxable income may be incurred by our executives in connection with their receipt of perquisites and personal benefits. Other than with respect to Mr. George, as described below, we have not provided gross-up payments to our executives in connection with any such taxable income incurred during the past three years.

        Aircraft Usage.    On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on Liberty Media's corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and Chief Executive Officer, those individuals and their guests may use the corporate aircraft we share with Liberty Media for non-business purposes subject to specified limitations.

        Pursuant to a February 5, 2013 letter agreement between Liberty Media and Mr. Maffei, Mr. Maffei was entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Under the 2015 Maffei Employment Agreement, if Mr. Maffei's employment had been terminated due to disability, for good reason or without cause, Mr. Maffei would have been entitled to continued use of the corporate aircraft under the terms of the February 5, 2013 letter agreement for 12 months after termination of his employment under the 2015 Maffei Employment Agreement. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of the corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft were not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

        For disclosure purposes, we determine incremental cost using a method that takes into account:

  •
  landing and parking expenses;

  •
  crew travel expenses;

  •
  supplies and catering;

  •
  aircraft fuel and oil expenses per hour of flight;

  •
  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

        Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.

        Pursuant to our aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using Liberty Media's corporate aircraft that are allocable to our company. Pursuant to aircraft time sharing agreements between Liberty Media and Mr. Maffei, Mr. Maffei reimburses Liberty

Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement, and such costs include the expenses listed above, insurance obtained for the specific flight and an additional charge equal to 100% of the aircraft fuel and oil expenses for the specific flight.

        For purposes of determining an executive's taxable income, personal use of Liberty Media's aircraft is valued using a method based on SIFL rates, as published by the Treasury Department. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

        Gross-Up.    In 2015, Mr. George received a tax gross-up from QVC relating to certain out of state income taxes to which he was subject in connection with the performance of his duties outside of QVC's headquarters.

Changes for 2016

        2015 George Employment Agreement.    In September 2015, we entered into the 2015 George Employment Agreement pursuant to which Mr. George has agreed to serve as QVC's Chief Executive Officer and President for a five year period beginning December 16, 2015 and ending December 31, 2020, with an annual base salary of $1.25 million, as may be increased from time to time, and an annual target cash bonus equal to 100% of Mr. George's annual base salary. The 2015 George Employment Agreement also provides Mr. George with the opportunity to earn annual performance-based equity incentive awards during the employment term. As mentioned above, Mr. George received the multi-year 2015 Term Options in connection with the approval of the 2015 George Employment Agreement. For a description of the terms of this agreement and the related equity awards, please see "—Executive Compensation Arrangements—Michael A. George—September 2015 Employment Arrangement."

        When structuring the 2015 George Employment Agreement, our compensation committee considered a number of factors including the amount and structure of chief executive officer compensation packages provided by companies in QVC's industry, companies of comparable size and complexity, and companies that may compete with QVC for executive talent. The compensation committee also considered the strategic direction and goals of our company and QVC and considered how best to incent achievement of those objectives. To further align Mr. George's interests with those of the other stockholders, the compensation committee structured the majority of the equity as performance-based equity with meaningful payout metrics determined annually. See "—Executive Compensation Arrangements—Michael A. George—September 2015 Employment Arrangement" for a description of the 2015 Term Options and performance equity awards provided under the 2015 George Employment Agreement. This structure should provide flexibility to the compensation committee to incent achievement of strategic objectives that may change or evolve over the term of the agreement.

        Other.    Based on its assessment of Messrs. Rosenthaler and Shean's performance during 2015 and to further align Messrs. Rosenthaler and Shean's interests with those of the other stockholders and other senior executives, in March 2016, our compensation committee determined to grant 22,755 restricted stock units relating to QVCA shares and 6,765 restricted stock units relating to LVNTA shares to each of Messrs. Rosenthaler and Shean that each vested in full on March 21, 2016. It is anticipated that Messrs. Rosenthaler and Shean will continue to be eligible for grants of restricted stock units, which may be performance-based.

        On May 24, 2016, the compensation committee approved a new compensation arrangement with Mr. Baer. For more information on this arrangement, see "—Executive Compensation Arrangements—Richard N. Baer—May 2016 Compensation Arrangement."

  Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code is considered. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted under the existing incentive plans or to be granted under the 2012 Incentive Plan. Our compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the Code, in order to maintain flexibility in making compensation decisions. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code.

  Policy on Restatements

        In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

Summary Compensation Table

Name and Principal Position (as of 12/31/15)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)		Total ($)
Gregory B. Maffei	2015	960,750	—	5,928,866	3,626,072	3,981,886	—	370,418	(8)(9)	14,867,993
President and Chief	2014	765,769	—	—	28,615,359	2,768,132	—	312,254	(8)(9)	32,461,514
Executive Officer	2013	868,219	—	—	—	1,635,725	—	203,921	(8)(9)	2,707,865
Richard N. Baer	2015	437,622	—	—	—	768,167	—	15,701		1,221,490
Senior Vice President and	2014	424,875	—	—	—	699,230	—	15,451		1,139,556
General Counsel	2013	386,862	—	—	—	400,950	—	2,353		790,165
Michael A. George	2015	1,125,509	—	—	17,474,524	1,000,000	—	100,512	(10)	19,700,545
President and Chief Executive	2014	1,092,727	—	—	—	841,400	—	54,104	(10)(11)	1,988,231
Officer, QVC, Inc.	2013	1,060,900	—	—	—	—	—	160,831	(10)(11)	1,221,731
Albert E. Rosenthaler	2015	464,860	—	—	6,302,802	822,513	—	17,271		7,607,447
Senior Vice President	2014	346,444	—	—	—	468,070	—	13,597		828,111
	2013	312,527	—	—	—	286,069	—	12,374		610,969
Christopher W. Shean	2015	526,016	—	—	6,302,802	845,463	806	19,079	(9)	7,694,166
Senior Vice President and	2014	392,109	—	—	—	486,224	774	14,261	(9)	893,368
Chief Financial Officer	2013	396,550	—	—	—	235,551	777	13,605		646,483

(1)
The amounts set forth in the table reflect compensation paid to our named executive officers by Liberty Media but allocable to our company under the services agreement (except with respect to Mr. Maffei's 2015 base salary, which we paid directly pursuant to the 2015 Maffei Employment Agreement, and Mr. George, whose compensation reported above was paid directly by QVC with respect to the entire year, neither of which is covered by the services agreement). See "—Compensation Discussion and Analysis—Services Agreement."

(2)
Reflects the grant date fair value of the 2015 Annual RSUs in the "Stock Awards" column and the 2015 Annual Options in the "Option Awards" column that Mr. Maffei could earn as described in "—Compensation Discussion and Analysis—Elements of 2015 Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards." The 2014 dollar amount shown in the "Option Awards" column reflects the grant date fair value of Mr. Maffei's Term Options (as defined below) which were granted in connection with the approval of his December 2014 compensation arrangement described below in "—Executive Compensation Arrangements—Gregory B. Maffei." The grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2015 (which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the 2015 Form 10-K)).

(3)
The grant date fair value of Mr. George, Mr. Rosenthaler and Mr. Shean's 2015 stock option awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2015 (which are included in the 2015 Form 10-K).

(4)
Reflects the above-market earnings credited to Mr. Shean's deferred compensation account. See "—Executive Compensation Arrangements— 2006 Deferred Compensation Plan" and "—Nonqualified Deferred Compensation Plans" below.

(5)
The Liberty Media 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and Liberty Media contributed a matching contribution based on the participants' own contributions up to the maximum matching contribution set forth in the plan. Our company reimburses Liberty Media under the services agreement for our allocable portion of the matching contribution. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage
Less than 1	0%
1 - 2	33%
2 - 3	66%
3 or more	100%

  Included in this column, with respect to each named executive officer (except with respect to Mr. George, to whom matching contributions of $15,900, $15,590 and $15,300 were made by QVC under its 401(k) savings plan in 2015, 2014 and 2013, respectively), are the following matching contributions made by Liberty Media to the Liberty Media 401(k) Savings Plan and allocated to our company under the services agreement in each of 2015, 2014 and 2013, respectively:

	Amounts ($)
Name	2015	2014	2013
Gregory B. Maffei	11,925	10,920	12,750
Richard N. Baer	13,250	13,000	–
Albert E. Rosenthaler	14,575	11,440	11,220
Christopher W. Shean	16,430	12,480	12,750

  With respect to these matching contributions, the above named executive officers are fully vested.

(6)
Included in this column are the following life insurance premiums paid by Liberty Media (with the exception of Mr. George, whose life insurance premium was paid by QVC), on behalf of each of the named executive officers and allocated to our company under the services agreement:

	Amounts ($)
Name	2015	2014	2013
Gregory B. Maffei	2,206	1,101	1,311
Richard N. Baer	2,451	2,451	2,353
Michael A. George	1,242	1,242	1,242
Albert E. Rosenthaler	2,696	2,157	1,154
Christopher W. Shean	1,626	821	855
(7)
Liberty Media makes available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(8)
Includes the following:

	Amounts ($)
	2015	2014	2013
Reimbursement for legal services	147,883	93,413	–
Compensation related to personal use of corporate aircraft(a)	204,962	205,560	189,110

(a)
Calculated based on aggregate incremental cost of such usage to our company.
(9)
Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Old LMC in the LMC Split-Off and later to Liberty Media in the LMC Spin-Off. Messrs. Maffei and Shean occasionally used this apartment for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(10)
Includes tax gross-ups in the following amounts relating to certain out of state income taxes to which Mr. George was subject as a result of the performance of his duties outside of QVC's headquarters:

Amounts ($)
2015	2014	2013
83,370	27,272	134,289
(11)
Includes $10,000 in each of 2014 and 2013 in charitable contributions made on behalf of Mr. George pursuant to our political action committee matching contribution program.

Executive Compensation Arrangements

  Gregory B. Maffei

        December 2014 Employment Arrangement.    On December 24, 2014, our compensation committee approved a new compensation arrangement with Mr. Maffei. The arrangement provides for a five year employment term beginning January 1, 2015 and ending December 31, 2019, with an annual base salary of $960,750, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 250% of the applicable year's base salary. The arrangement also provides Mr. Maffei with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. Maffei was granted options with respect to shares of QVCB and LVNTB, also as described in more detail below. Mr. Maffei's compensation arrangement was memorialized in the 2015 Maffei Employment Agreement executed on December 29, 2014, which, unlike his previous employment arrangement, is directly with our company (while Mr. Maffei has a substantially similar employment agreement with Liberty Media). However, we are still obligated to reimburse Liberty Media for our allocable portion of certain perquisite payments made to Mr. Maffei under his employment agreement with Liberty Media.

        The arrangement provides that, in the event Mr. Maffei is terminated for cause (as defined in the 2015 Maffei Employment Agreement), he will be entitled to only his accrued base salary and any amounts due under applicable law. If Mr. Maffei is terminated by our company without cause or if Mr. Maffei terminates his employment for good reason (as defined in the 2015 Maffei Employment Agreement), he is entitled to his accrued base salary, his accrued but unpaid bonus and any amounts due under applicable law (the Standard Entitlements), a severance payment of 1.5 times his base salary during the year of his termination to be paid in equal installments over 18 months, a payment equal to $11,750,000 pro rated based upon the elapsed number of days in the calendar year of termination (including the date of termination), with (subject to certain exceptions) up to 25% of such amount payable in shares of QVCB and LVNTB, at the discretion of our company and with the remainder of such amount paid in cash (the Pro Rated Amount), a payment equal to $17,500,000, with (subject to certain exceptions) up to 25% of such amount payable in shares of QVCB and LVNTB at the discretion of our company and with the remainder of such amount paid in cash (the Un-Pro Rated Amount), and continued use of certain services and perquisites provided by our company, including continued aircraft benefits consistent with those provided to him during the period of his employment (the Services). If Mr. Maffei terminates his employment without good reason, he will be entitled to the Standard Entitlements and a payment of the Pro Rated Amount. Lastly, in the case of Mr. Maffei's death or disability, he is entitled to the Standard Entitlements, a payment of 1.5 times his base salary during the year of his termination, payments of the Pro Rated Amount and the Un-Pro Rated Amount, and, only in the case of his termination for disability, the Services. The 2015 Maffei Employment Agreement also contains other customary terms and conditions.

        Term Options.    Also on December 24, 2014, in connection with the approval of his compensation arrangement, Mr. Maffei received a one-time grant of 646,352 options to purchase shares of QVCB at an exercise price of $29.87 per share (the QVCB Term Options), and a one-time grant of 1,406,463 options to purchase shares of LVNTB at an exercise price of $37.63 (the LVNTB Term Options and together with the QVCB Term Options, the Term Options). One-half of each of the QVCB Term Options and the LVNTB Term Options will vest on the fourth anniversary of the grant date with the remaining QVCB Term Options and LVNTB Term Options, respectively, vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed on the applicable vesting date. The QVCB Term Options and LVNTB Term Options each have a term of seven years.

        Upon a change in control (as defined in the 2015 Maffei Employment Agreement) prior to Mr. Maffei's termination or in the event of Mr. Maffei's termination for death or disability, all of his unvested Term Options will become exercisable. If Mr. Maffei is terminated for cause, all of his unvested Term Options will terminate immediately. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason, then each unvested tranche of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date plus 548 calendar days; however, in the event (i) all members of the Malone Group (as defined in the 2015 Maffei Employment Agreement) cease to beneficially own securities of our company representing at least 20% of our company's voting power, (ii) within 90 to 210 days of clause (i) Mr. Maffei's employment is terminated by our company without cause or by Mr. Maffei for good reason and (iii) at the time of clause (i) Mr. Maffei does not beneficially own securities of our company representing at least 20% of our company's voting power, then all unvested Term Options will vest in full as of the date of Mr. Maffei's termination. If Mr. Maffei terminates his employment without good reason, then a portion of each unvested tranche of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date. In the event of a change in control prior to Mr. Maffei's termination, all of the Term Options will remain exercisable until the end of the term. If Mr. Maffei is terminated for cause prior to December 31, 2019 (without a prior change in control occurring), then all vested Term Options will expire on the 90th day following such termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Term Options will expire at the end of the term.

        Annual Awards.    Beginning in 2015, Mr. Maffei will receive annual grants of options to purchase shares of QVCB and LVNTB with a term of seven years (the Annual Options) and restricted stock units with respect to QVCB and LVNTB (the Annual RSUs and together with the Annual Options, the Annual Awards). For a description of Mr. Maffei's LIC Target Equity Awards, see "—Compensation Discussion and Analysis—Elements of 2015 Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards." Pursuant to the 2015 Maffei Employment Agreement, Mr. Maffei will receive upfront grants of the Annual Awards and awards from Liberty Media in the following combined target amounts: $16 million for 2015, $17 million for calendar year 2016, $18 million for calendar year 2017, $19 million for calendar year 2018 and $20 million for calendar year 2019. The combined target amounts will be allocated between Liberty Media and our company based on relative market capitalization. In our compensation committee's sole discretion, Mr. Maffei is also eligible to receive additional awards each year from Liberty Interactive up to a maximum of 50% of the Liberty Interactive target award grant amount for such year as an above-target award. Subject to certain exceptions, the grants of Annual Awards to be made by our company will then be further allocated between Annual Awards with respect to QVCB and Annual Awards with respect to LVNTB based on the relative market capitalization of all series of our QVC Group common stock on the one hand, and all series of our Liberty Ventures common stock, on the other hand.

        Upon Mr. Maffei's termination for any reason, his unvested Annual Awards (including any "dividend equivalents" related to any unvested Annual RSUs) will terminate at the close of business on the day of the separation, except that, if Mr. Maffei remains employed through the end of the relevant grant year but his termination occurs prior to the date as of which any performance criteria has been determined to have been met or not with respect to the Annual Awards relating to such grant year, such Annual Awards will remain outstanding until such determination date and become exercisable to the extent determined by the compensation committee. Upon a change in control prior to Mr. Maffei's termination, all vested Annual Options (and any Annual Options that vest after such change in control) will terminate at the expiration of the original term. If Mr. Maffei is terminated by our company for cause (without a prior change in control) prior to December 31, 2019, all vested Annual Options will terminate at the close of business on the 90th day following the termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Annual Options will terminate at the expiration of the original term.

        Aircraft Usage.    Pursuant to a February 5, 2013 letter agreement between Mr. Maffei and Liberty Media, Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of Liberty Media's corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Pursuant to aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using its corporate aircraft that are allocable to our company. Pursuant to

Liberty Media's aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses Liberty Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft are not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

  Michael A. George

        2011 Employment Arrangement.    On May 3, 2011, QVC entered into an employment agreement with Mr. George, which was amended effective December 4, 2012, to reflect the changes to his equity awards that occurred in the December 2012 option modification program (as described below) and to clarify and update certain other information in his employment agreement. The agreement provided for, among other things, a five year employment term beginning January 1, 2011 and ending December 15, 2015, with an annual base salary of $1 million, increasing annually by 3% of the prior year's base salary, and an annual target cash bonus equal to 100% of the applicable year's annual base salary which would be determined by the chief executive officer of our company pursuant to criteria established in QVC's annual bonus program (which program is approved each year by our company's chief executive officer) or, in the event Mr. George is considered a "covered employee" for any given year for purposes of Section 162(m) of the Code, his bonus would be determined by our company's compensation committee based on such criteria as approved in advance by such committee and that are designed in a manner such that the bonus will be treated as "qualified performance-based compensation" within the meaning of Section 162(m). Also pursuant to the agreement, Mr. George was entitled to certain welfare, retirement and fringe benefits available to senior-level executives of QVC.

        September 2015 Employment Arrangement.    On September 27, 2015, the compensation committee approved a new compensation arrangement with Michael A. George, the President and Chief Executive Officer of QVC. The arrangement provides for a five year employment term beginning December 16, 2015 and ending December 31, 2020, with an annual base salary of $1.25 million and an annual target cash bonus equal to 100% of Mr. George's annual base salary. The arrangement also provides Mr. George with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. George was granted the 2015 Term Options with respect to shares of QVCA, also as described in more detail below. Mr. George's compensation arrangement was memorialized in the 2015 George Employment Agreement executed on December 16, 2015.

        The arrangement also provides that, in the event Mr. George is terminated for cause (as defined in the 2015 George Employment Agreement) or he terminates his employment without good reason (as defined in the 2015 George Employment Agreement), he will be entitled only to his accrued base salary and any amounts due under applicable law, and he will forfeit all rights to his unvested performance-based equity incentive awards and unvested 2015 Term Options. Upon a termination for cause, his vested options remain exercisable for 90 days. In addition, if Mr. George terminates his employment without good reason, he will be entitled to any awarded but unpaid annual bonus. If, however, Mr. George is terminated by QVC without cause or if he terminates his employment for good reason, the arrangement provides (i) for him to receive one year of base salary, a $1.5 million lump sum payment, and any awarded but unpaid annual bonus, (ii) for his unvested 2015 Term Options to vest pro rata on a tranche-by-tranche basis based on the portion of the term that has elapsed through the termination date plus 12 months and for all vested and accelerated options to remain exercisable until the earlier of (x) their original expiration date or (y) two years from the termination (except if Mr. George dies during such two-year period, the later of (a) the end of such two-year period and

(b) the end of the one-year period that began on his date of death) and (iii) for any performance-based equity awards that are issued and outstanding but unvested as of the date of termination to remain outstanding until the end of the applicable performance period, for the compensation committee to then determine whether the performance criteria for such performance period were met, and to the extent such criteria were met, for payment of a pro rata portion of such performance-based equity incentive awards based on the number of days employed during the applicable performance period. If Mr. George's employment is terminated by QVC without cause or if he terminates his employment for good reason within six months after a change in control of QVC then he will receive the same payments as if his termination had occurred absent the change in control, except that Mr. George will also be entitled to full vesting of (i) any unvested 2015 Term Options as of his termination date, which will remain exercisable through the original expiration date, and (ii) any unvested performance-based equity incentive awards that are issued and outstanding as of his termination date. Lastly, in the case of Mr. George's death or disability, the arrangement provides for (i) a payment of one year of base salary and any awarded but unpaid annual bonus, (ii) full vesting of unvested 2015 Term Options, with such options remaining exercisable through the original expiration date and (iii) full vesting of any then issued and outstanding but unvested performance-based equity incentive awards.

        As a condition to Mr. George's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods for his equity grants, Mr. George must execute a severance agreement and release in favor of QVC in accordance with the procedures set forth in the 2015 George Employment Agreement. Mr. George's receipt of severance benefits is also conditioned on his compliance with the post-termination non-compete restrictions in his employment agreement.

        2015 Term Options.    Also, on September 27, 2015, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant of 1,680,065 stock options to Mr. George to purchase shares of QVCA with an exercise price of $26 per share, which was the closing price of QVCA on September 28, 2015, the grant date for these options. The 2015 Term Options expire on December 31, 2022. One-half of the options will vest on December 31, 2019, with the remaining options vesting on December 31, 2020, in each case, subject to Mr. George being employed by QVC on the applicable vesting date. The 2015 Term Options were not eligible for accelerated vesting for any reason until January 1, 2016.

        Annual Performance-Based Awards.    Beginning in 2016, Mr. George will receive an annual $4.125 million grant of performance-based restricted stock units with respect to QVCA. The compensation committee will establish performance metrics with respect to each grant of performance-based restricted stock units that will determine, in the compensation committee's sole discretion, the extent to which such grant will vest.

  Richard N. Baer

        Employment Agreement.    On November 7, 2012, Old LMC entered into an executive employment agreement (the employment agreement), effective October 31, 2012, with Richard Baer. Mr. Baer served as an independent contractor providing consulting services to Old LMC and Liberty Interactive from October 31, 2012 until the start of his employment as Senior Vice President and General Counsel with the companies on January 1, 2013. The employment agreement was assigned to Liberty Media in connection with the LMC Spin-Off. The agreement provides for, among other things, a four year term ending on December 31, 2016, with an annual base salary of $825,000, subject to adjustments at Liberty Media's discretion, and an annual discretionary bonus beginning in the calendar year 2013. Pursuant to the terms of the agreement, Mr. Baer's target bonus for each year is 100% of his annual base salary for that year, and in no event will his bonus for any year be greater than two times his annual base salary. Mr. Baer is also entitled to certain benefits and perquisites available to Liberty Media's senior executives. Pursuant to the agreement, on November 8, 2012, as part of the consideration for his services under the employment agreement, Mr. Baer was granted a combination of options and restricted shares. One-half of these options and one-half of these restricted shares vested on December 31, 2015 and December 15, 2015, respectively. The remaining options vest on December 31, 2016, and the remaining restricted shares vest on December 15, 2016, in each case, subject to Mr. Baer being employed by our company on the applicable vesting date and to the early vesting events described below. The options have a term of ten years. The other terms and conditions of Mr. Baer's options and restricted shares, including acceleration and continued exercisability in connection with certain terminations of employment, are described in the applicable award agreements.

        The agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the employment agreement), he will be entitled to his accrued but unpaid base salary through the date of termination and any unpaid expenses. If, however, Mr. Baer terminates his employment for good reason (as defined in the employment agreement) or if his employment is terminated without cause (as defined in the employment agreement), then he is entitled to receive his accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of termination. If Mr. Baer terminates his employment without good reason (as defined in the employment agreement), he is entitled to receive any accrued but unpaid base salary, any accrued but unpaid bonus from the prior year and any unpaid expenses. In the case of Mr. Baer's death or disability (as defined in the employment agreement), the employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of death or disability (as defined in the employment agreement). As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the employment agreement.

        Although we are not a party to Mr. Baer's employment agreement, we are obligated to reimburse Liberty Media for our allocable portion of any payments made to Mr. Baer thereunder (other than payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the services agreement.

        May 2016 Compensation Arrangement.    On May 24, 2016, the compensation committee of each of our company and Liberty Media approved a new compensation arrangement with Mr. Baer. The arrangement provides for a four year employment term beginning January 1, 2017 and ending December 31, 2020 during which Mr. Baer will continue to serve as Chief Legal Officer of our company, Liberty Media, Liberty Broadband and Liberty TripAdvisor. Mr. Baer's current annual base salary of $901,000 and annual target cash bonus of 100% of base salary under his current employment agreement with Liberty Media remain unchanged under the new compensation arrangement. The arrangement also provides Mr. Baer with the opportunity to earn annual performance-based equity incentive awards from our company and Liberty Media during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement with Liberty Media, the compensation committee of our company granted options to Mr. Baer with respect to QVCA and LVNTA (together, the 2016 Term Options), each as described in more detail below. Mr. Baer will also be entitled to certain severance payments and benefits that will be described in the definitive employment agreement to be entered into by Liberty Media and Mr. Baer.

        Although we will not be a party to Mr. Baer's proposed employment agreement, we will be obligated to reimburse Liberty Media for our allocable portion of the above payments (other than payments relating to performance bonuses and payments relating to equity awards which will be directly settled with the applicable issuer) pursuant to the services agreement. Mr. Baer's compensation arrangement is expected to be memorialized in a definitive employment agreement with Liberty Media. If Mr. Baer does not enter into a definitive employment agreement with Liberty Media by January 1, 2017, the 2016 Term Options will be forfeited.

        2016 Term Options.    On May 24, 2016, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant to Mr. Baer of (i) 386,434 options to purchase shares of QVCA with an exercise price of $27.05 per share and (ii) 103,832 options to purchase shares of LVNTA with an exercise price of $37.69 per share. The exercise prices are equal to the closing price of QVCA and LVNTA on June 1, 2016, the grant date for these options. One-half of the 2016 Term Options will vest on December 31, 2019 with the remaining 2016 Term Options vesting on December 31, 2020, in each case, subject to Mr. Baer being employed on the applicable vesting date, and subject to any accelerated vesting upon a termination event. Vesting of the 2016 Term Options will not start until January 1, 2017, and no early acceleration will occur if Mr. Baer is terminated prior to January 1, 2017. The 2016 Term Options expire on December 31, 2023.

        Annual Performance-Based Awards.    Beginning in 2017, Mr. Baer will receive annual grants of performance-based restricted stock units with respect to QVCA and LVNTA (the "Performance RSUs"). The combined annual target value of the Performance RSUs and the performance-based restricted stock units issued by Liberty Media will be $1.875 million. The Compensation Committee will establish performance metrics with respect to each grant of Performance RSUs that will determine, in the Compensation Committee's sole discretion, the extent to which such grant will vest.

  Equity Incentive Plans

        The 2010 Incentive Plan and 2012 Incentive Plan are administered by the compensation committee of our board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The existing incentive plans are designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. Our compensation committee may grant non-qualified stock options, SARs, restricted shares, cash awards, performance awards or any combination of the foregoing under the existing incentive plans (collectively, awards).

        As of December 31, 2015, (i) the maximum number of shares of our common stock with respect to which awards may be issued under the 2012 Incentive Plan is 47,245,000, subject to anti-dilution and other adjustment provisions of the 2012 Incentive Plan (which gives effect to certain anti-dilution adjustments resulting from the reattribution completed in October 2014), and (ii) with limited exceptions, no person may be granted in any calendar year awards covering more than 9,600,000 shares of our common stock under the 2012 Incentive Plan (subject to anti-dilution and other adjustment provisions of the 2012 Incentive Plan) nor may any person receive under the 2012 Incentive Plan payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the existing incentive plans are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2012 Incentive Plan has a five year term.

  2006 Deferred Compensation Plan

        Effective for the year beginning January 1, 2007 and until the time of the LMC Split-Off, officers of our company at the level of Senior Vice President and above were eligible to participate in the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended, the 2006 deferred compensation plan). In connection with the LMC Split-Off (pursuant to which employees of our company became employees of Old LMC), Old LMC assumed this plan and all obligations outstanding thereunder. In connection with the LMC Spin-Off, Liberty Media assumed this plan and all obligations outstanding thereunder. Prior to the assumption of this plan by Old LMC, each eligible officer of our company, including our Chief Executive Officer, principal financial officer and principal accounting officer, could elect to defer up to 50% of his annual base salary and the cash portion of his performance bonus under the 2006 deferred compensation plan. Elections were required to be made in advance of certain deadlines and could include (1) the selection of a payment date, which generally could not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2006 deferred compensation plan earned interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.

        Following the LMC Split-Off, our officers are no longer permitted to elect the deferral of a portion of their base salary and performance bonus allocable to our company. Mr. Shean took advantage of a one-time deferral opportunity in 2011 with respect to a portion of his 2011 performance-bonus that was allocable to and paid by our company, and we will be responsible for the payment of such deferred amount and all interest thereon going forward.

  QVC 1997 Nonqualified Defined Pension Restoration Plan, As Amended and Restated

        The QVC 1997 Nonqualified Defined Pension Restoration Plan, as amended and restated (the Pension Restoration Plan), in which Mr. George is a participant, is unfunded and is maintained primarily for the purpose of providing a select group of QVC-U.S.'s management with a nonqualified defined contribution benefit. Effective as of January 1, 2012, the Pension Restoration Plan has been frozen so that no additional amounts may be credited to the Pension Restoration Plan, and no additional employees may be eligible to participate. Participants' existing account balances will continue to be credited with earnings at the rate of, (1) for the period prior to December 31, 2005, 12% per annum for amounts credited for the period from the date on which such amount was credited through October 31, 2011 or, (2) for all other amounts, the prime lending rate identified by the Bank of New York, plus 3%, each compounded annually at the end of the calendar year. Distribution of participants' vested percentages will be made in a single lump sum payment on the first day of the month following such participant's separation from service, with the exception of specified employees who are subject to Section 409A of the Code, and thus receive the payment on the first day of the sixth month of such employee's separation. The Pension Restoration Plan can be amended or terminated at any time.

Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2015 to the named executive officers.

									All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name	Grant Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(4)
Gregory B. Maffei
	2/26/2015	(5)	—	—	4,803,750	—	—	—	—		—	—
QVCB	3/31/2015	(6)	—	—	—	—	131,725	—	—		29.41	1,330,818
QVCB	3/31/2015	(6)	—	—	—	—	182,215	—	—		—	5,358,747
LVNTB	3/31/2015	(6)	—	—	—	—	135,478	—	—		42.33	2,295,255
LVNTB	3/31/2015	(6)	—	—	—	—	13,470	—	—		—	570,119
Richard N. Baer
	2/26/2015	(5)	—	—	875,243	—	—	—	—		—	—
Michael A. George
	2/26/2015	(5)	—	—	3,250,000	—	—	—	—		—	—
QVCA	9/28/2015		—	—	—	—	—	—	1,680,065	(7)	26.00	17,474,524
Albert E. Rosenthaler
	2/26/2015	(5)	—	—	850,000	—	—	—	—		—	—
QVCA	3/04/2015		—	—	—	—	—	—	112,875	(8)	29.59	1,345,526
QVCA	3/04/2015		—	—	—	—	—	—	255,199	(7)	29.59	3,143,439
LVNTA	3/04/2015		—	—	—	—	—	—	31,933	(8)	40.07	543,758
LVNTA	3/04/2015		—	—	—	—	—	—	70,850	(7)	40.07	1,270,078
Christopher W. Shean
	2/26/2015	(5)	—	—	850,000	—	—	—	—		—	—
QVCA	3/04/2015		—	—	—	—	—	—	112,875	(8)	29.59	1,345,526
QVCA	3/04/2015		—	—	—	—	—	—	255,199	(7)	29.59	3,143,439
LVNTA	3/04/2015		—	—	—	—	—	—	31,933	(8)	40.07	543,758
LVNTA	3/04/2015		—	—	—	—	—	—	70,850	(7)	40.07	1,270,078

(1)
Our 2015 performance-based bonus program does not provide for a threshold bonus amount. The program also does not provide for a target payout amount for any named executive officer that would be payable upon satisfaction of the performance criteria under the 2015 performance-based bonus program. For the actual bonuses paid by our company and QVC, as applicable, see the amounts included for 2015 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

(2)
With respect to Messrs. Maffei, Baer, Rosenthaler and Shean, represents the maximum amount that would have been payable to each named executive officer assuming (x) the Threshold was met in order to permit the maximum bonus amounts to have been payable, (y) the full 60% of the participant's maximum bonus amount attributable to individual performance was attained and (z) the full 40% of the participant's maximum bonus amount attributable to corporate performance of our company was attained. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2015 Executive Compensation—2015 Performance-based Bonuses—Liberty Awards—Overview." With respect to Mr. George, represents the maximum amount that would have been payable to Mr. George assuming (x) the QVC Global EBITDA target of $1,969.9 million was achieved and (y) Mr. George's individual performance warranted the maximum additional increase of his bonus determined based on QVC EBITDA growth. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2015 Executive Compensation—2015 Performance-based Bonuses—QVC Bonus Award."

(3)
The terms of Mr. Maffei's LIC Target Equity Awards do not provide for a threshold amount that would be payable upon satisfaction of the performance criteria established by the compensation committee. Represents the target amount that would have been payable to Mr. Maffei assuming (x) maximum achievement of the 162(m) objective metrics was attained and (y) our compensation committee determined not to reduce such payout after considering a combination of the objective, subjective and discretionary criteria established by our compensation committee in March 2015. For the actual 2015 Annual Options and 2015 Annual RSUs that vested, see "—Compensation Discussion and Analysis—Elements of 2015 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards."

(4)
Our compensation committee also set a maximum grant value payout of the annual performance awards based on our company's relative market capitalization of $14,234,400. Any payout of an equity award by our company above the LIC Target Equity Award of $9,489,600 would be in our compensation committee's sole discretion, would be issued in the first quarter of 2016, and would vest immediately after grant. For more information on Mr. Maffei's LIC Target Equity Award, see "—Compensation Discussion and Analysis—Elements of 2015 Executive Compensation—Maffei Performance-based Equity Awards."

(5)
Reflects the date on which our compensation committee established the terms of the 2015 performance-based bonus program, as described under "—Compensation Discussion and Analysis—Elements of 2015 Executive Compensation—2015 Performance-based Bonuses—Liberty Awards—Overview" and "—Compensation Discussion and Analysis—Elements of 2015 Executive Compensation—2015 Performance-based Bonuses—QVC Bonus Award."

(6)
Reflects the date on which our compensation committee established the terms of Mr. Maffei's LIC Target Equity Awards, as described under "—Compensation Discussion and Analysis—Elements of 2015 Executive Compensation—Maffei Performance-based Equity Awards."

(7)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(8)
Vests 33 1/3% on March 4, 2016, 33 1/3% on March 4, 2017 and 33 1/3% on March 4, 2018.

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested shares of our common stock which were outstanding as of December 31, 2015 and held by the named executive officers.

	Option awards							Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory B. Maffei
Option Awards
QVCA	1,826,731	—		—		17.74	12/17/2019	—		—	—		—
QVCA	3,643,497	—		—		17.74	12/17/2019	—		—	—		—
QVCB	—	646,352	(1)	—		29.87	12/24/2021	—		—	—		—
QVCB	—	—		131,725	(2)	29.41	03/31/2022	—		—	—		—
LVNTA	361,803	—		—		14.86	12/17/2019	—		—	—		—
LVNTA	204,376	—		—		14.86	12/17/2019	—		—	—		—
LVNTA	259,560	—		—		22.31	12/17/2019	—		—	—		—
LVNTA	517,704	—		—		22.31	12/17/2019	—		—	—		—
LVNTB	—	1,406,463	(1)	—		37.63	12/24/2021	—		—	—		—
LVNTB	—	—		135,478	(2)	42.33	03/31/2022	—		—	—		—
RSU Awards
QVCB	—	—		—		—	—	—		—	182,215	(3)	4,948,959
LVNTB	—	—		—		—	—	—		—	13,470	(3)	610,326
Richard N. Baer
Option Awards
QVCA	238,108	238,109	(4)	—		18.27	11/08/2022	—		—	—		—
LVNTA	26,407	26,407	(4)	—		14.37	11/08/2022	—		—	—		—
LVNTA	33,843	33,845	(4)	—		22.98	11/08/2022	—		—	—		—
Stock Awards
QVCA	—	—		—		—	—	45,189	(5)	1,234,563	—		—
LVNTA	—	—		—		—	—	6,424	(5)	289,787	—		—
LVNTA	—	—		—		—	—	4,552	(5)	205,341	—		—

	Option awards						Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael A. George
Option Awards
QVCA	1	—		—	17.74	04/06/2016	—	—	—	—
QVCA	2,769,843	—		—	17.74	03/02/2018	—	—	—	—
QVCA	—	1,680,065	(6)	—	26.00	12/31/2022	—	—	—	—
LVNTA	296,825	—		—	14.86	03/02/2018	—	—	—	—
LVNTA	378,880	—		—	22.31	03/02/2018	—	—	—	—
Albert E. Rosenthaler
Option Awards
QVCA	162,990	—		—	17.74	03/19/2020	—	—	—	—
QVCA	—	112,875	(7)	—	29.59	03/04/2022	—	—	—	—
QVCA	—	255,199	(8)	—	29.59	03/04/2023	—	—	—	—
LVNTA	16,631	—		—	14.86	03/19/2020	—	—	—	—
LVNTA	23,159	—		—	22.31	03/19/2020	—	—	—	—
LVNTA	—	31,933	(7)	—	40.07	03/04/2022	—	—	—	—
LVNTA	—	70,850	(8)	—	40.07	03/04/2023	—	—	—	—
Christopher W. Shean
Option Awards
QVCA	325,980	—		—	17.74	03/19/2020	—	—	—	—
QVCA	—	112,875	(7)	—	29.59	03/04/2022	—	—	—	—
QVCA	—	255,199	(8)	—	29.59	03/04/2023	—	—	—	—
LVNTA	11,415	—		—	14.86	12/17/2016	—	—	—	—
LVNTA	2,489	—		—	14.86	12/17/2016	—	—	—	—
LVNTA	49,892	—		—	14.86	03/19/2020	—	—	—	—

	Option awards						Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
LVNTA	46,318	—		—	22.31	03/19/2020	—	—	—	—
LVNTA	—	31,933	(7)	—	40.07	03/04/2022	—	—	—	—
LVNTA	—	70,850	(8)	—	40.07	03/04/2023	—	—	—	—

(1)
Vests 50% on December 24, 2018 and 50% on December 24, 2019.

(2)
Represents the target number of 2015 Annual Options that Mr. Maffei could earn based on our performance in 2015.

(3)
Represents the target number of 2015 Annual RSUs that Mr. Maffei could earn based on our performance in 2015.

(4)
Vests in full on December 31, 2016.

(5)
Vests in full on December 15, 2016.

(6)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(7)
Vests 33 1/3% on March 4, 2016, 33 1/3% on March 4, 2017 and 33 1/3% on March 4, 2018.

(8)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

Option Exercises and Stock Vested

        The following table sets forth information concerning the exercise of vested options and the vesting of restricted stock held by our named executive officers, in each case, during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Gregory B. Maffei
QVCA	1,235,078	11,300,964	—	—
LVNTA	311,437	7,621,483	—	—
Richard N. Baer
QVCA	—	—	45,188	1,220,528
LVNTA	—	—	10,976	478,883
Michael A. George
QVCA	1,114,249	10,837,196	270,192	—	(2)
LVNTA	277,672	5,426,283	77,607	—	(2)
Albert E. Rosenthaler
QVCA	100,000	1,184,200	39,635	—	(2)
LVNTA	41,267	860,887	10,884	—	(2)
Christopher W. Shean
QVCA	—	—	39,635	—	(2)
LVNTA	13,036	338,154	10,884	—	(2)

(1)
Includes shares withheld in payment of withholding taxes at election of holder.

(2)
On December 4, 2012 (the Grant Date), to effect our 2012 option modification program, our compensation committee approved the acceleration of each unvested in-the-money option to acquire shares of QVCA and LVNTA held by certain of its and its subsidiaries' officers (collectively, the Eligible Optionholders), including our then- and our current-named executive officers Messrs. George, Rosenthaler and Shean. Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, substantially all of his or her outstanding in-the-money vested and unvested options to acquire QVCA or LVNTA shares (the Eligible Options) and with respect to each unvested Eligible Option, each Eligible Optionholder acquired QVCA or LVNTA shares which have a vesting schedule identical to that of the unvested Eligible Option.

The Value column below represents the value related to awards that were subject to continued vesting requirements as of the Grant Date, but which vested during the twelve months ended December 31, 2015. Such value was realized by the applicable named executive officer in 2012 and therefore included in our proxy statement relating to our 2013 annual meeting of stockholders under "Executive Compensation—Option Exercises and Stock Vested."

Name	Number of shares acquired upon lapse of restriction (#)	Value ($)
Michael A. George
QVCA	270,192	4,428,717
LVNTA	77,607	1,362,524
Albert E. Rosenthaler
QVCA	39,635	649,657
LVNTA	10,884	192,352
Christopher W. Shean
QVCA	39,635	649,657
LVNTA	10,884	192,352

Nonqualified Deferred Compensation Plans

        The following table sets forth certain information regarding the Pension Restoration Plan in which Mr. George participated and the 2006 nonqualified deferred compensation plan in which Mr. Shean participated, in each case during the year ended December 31, 2015. During December 31, 2015, no other named executive officers participated in the Pension Restoration Plan or the 2006 deferred compensation plan.

Name	Executive contributions in 2015 ($)	Registrant contributions in 2015 ($)	Aggregate earnings in 2015 ($)		Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/15 ($)
Michael A. George	–	–	614	(1)	–	13,863	(1)
Christopher W. Shean	–	–	3,638	(2)	(2,463)	11,197	(2)(3)

(1)
Mr. George is a participant in the Pension Restoration Plan. At December 31, 2015, the outstanding balance of Mr. George under the Pension Restoration Plan was $13,863.

(2)
As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation Plan," Mr. Shean was permitted a one-time deferral election under the 2006 deferred compensation plan following the LMC Split-Off with respect to $32,336, which represented 10% of a portion of his 2011 performance-based bonus that was allocable to and paid by our company (the 2011 deferral). Although such amount was transferred to Old LMC upon its assumption of the plan and obligations thereunder in connection with the LMC Split-Off (and later by Liberty Media in connection with the LMC Spin-Off), Liberty Interactive will be responsible for the payment of the 2011 deferral and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon. In 2015, Mr. Shean began receiving installment payments with respect to the 2011 deferral pursuant to his deferral election, and at December 31, 2015, the outstanding balance was $25,843. In 2015, the amount of such interest for which Liberty Interactive is responsible was $3,638. Of this amount, $806 was reported in the "Summary Compensation Table" as above-market earnings that were credited to Mr. Shean's deferred compensation account during 2015.

(3)
In our prior year proxy statements, we reported the following above-market earnings that were credited as interest to Mr. Shean's deferred compensation accounts during the years reported:

Amount ($)
2014	2013	2012
774	777	667

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2015. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 31, 2015, the last trading day of such year, for our QVCA common stock, QVCB common stock, LVNTA common stock and LVNTB common stock, which were $27.32, $27.16, $45.11 and $45.31, respectively. The value of the options shown in the table is based on the spread between the exercise or base price of the award and the applicable closing market price. The value of the restricted stock shown in the table is based on the applicable closing market price and the number of shares unvested.

        Each of our named executive officers has received awards and payments under the existing incentive plans. Additionally, each of Messrs. Maffei, Baer and George is entitled to certain payments and acceleration rights upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above and "Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason" below.

        The circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout are described below and in the footnotes to the table (other than those described under "—Executive Compensation Arrangements," which are incorporated by reference herein):

        Voluntary Termination.    Each of the named executive officers holds equity awards that were issued under our existing incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his employment with our company for any reason, each named executive officer would only have a right to the equity grants that vested prior to his termination date, except that in 2015 each of Mr. Maffei and Mr. Baer had certain acceleration rights with respect to his equity awards and is entitled to certain other benefits upon a voluntary termination of his employment with our company for good reason (as defined in their respective employment agreements). Mr. Maffei also has certain acceleration rights upon a voluntary termination without good reason pursuant to the award agreement relating to the Term Options that were granted in connection with the approval of his current compensation arrangement. Mr. Maffei would forfeit the LIC Target Equity Awards if he voluntarily terminated his employment on December 31, 2015. Mr. George would have forfeited his 2015 Term Options, which was his only unvested equity award as of December 31, 2015, upon a voluntary termination without good reason, but he is entitled to certain other benefits upon such a termination at year-end. See "—Executive Compensation Arrangements—Gregory B. Maffei," "—Executive Compensation Arrangements—Michael A. George" and "—Executive Compensation Arrangements—Richard N. Baer" above. See also "Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason" below. Neither Mr. Shean nor Mr. Rosenthaler is entitled to any severance payments or other benefits upon a voluntary termination of his employment for any reason.

        Termination for Cause.    All outstanding equity grants constituting options, whether unvested or vested but not yet exercised, and all equity grants constituting unvested restricted shares under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei and Mr. George in the case of equity grants constituting vested options or similar rights) who is terminated for "cause." The existing incentive plans, which govern the awards unless there is a different definition in the applicable award agreement, define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Each of Mr. Maffei and Mr. George has certain rights to exercise vested options or similar rights following a termination for cause under his employment agreement. See "—Executive Compensation Arrangements" above.

        Termination Without Cause or for Good Reason.    As of December 31, 2015, Mr. Maffei's unvested equity awards consisted of the Term Options and the LIC Target Equity Awards. The Term Options are subject to acceleration upon a termination of his employment without cause or for good reason. Mr. Maffei would forfeit the LIC Target Equity Awards if his employment was terminated without cause or for good reason on December 31, 2015. Pursuant to the 2015 George Employment Agreement, his equity awards are not subject to acceleration upon a termination of his employment without cause or for good reason, unless such termination occurs after 2015. Each of Messrs. Maffei and George is also entitled under certain circumstances to severance payments and other benefits upon a termination without cause or for good reason. See "—Executive Compensation Arrangements—Gregory B. Maffei" and "—Executive Compensation Arrangements—Michael A. George" above.

        The award agreements relating to Mr. Baer's multi-year awards provide that upon a termination of his employment without cause or for good reason (each as defined in his employment agreement), a pro rata portion of his unvested options and restricted shares as of the date of termination will vest based on the portion of the vesting period elapsed through the termination date plus 365 days. This pro rata vesting is applied separately with respect to each tranche of his options and restricted shares based on the vesting period for that tranche. Mr. Baer is also entitled under certain circumstances to severance payments and other benefits upon a termination of his employment without cause or for good reason. See "—Executive Compensation Arrangements—Richard N. Baer."

        As of December 31, 2015, Mr. Shean's and Mr. Rosenthaler's only unvested equity awards were the stock options granted to them on March 4, 2015. The standard stock option awards granted to them on that date provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee. The multi-year awards granted to them on that date provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee, plus a pro rata portion of the remaining unvested options based on the portion of the vesting period elapsed through the termination date. Neither of these officers is entitled to any severance pay or other benefits upon a termination without cause.

        Death.    In the event of death, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards, except that Mr. Maffei would forfeit any unvested LIC Target Equity Awards and Mr. George would forfeit the 2015 Term Options in the event of his respective death on December 31, 2015. In the event of Mr. George's death after 2015, the 2015 Term Options would vest in full. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits if he dies while employed by our company.

        No amounts are shown for payments pursuant to life insurance policies, which Liberty Media makes available to all of its employees.

        Disability.    If the employment of any of the named executive officers is terminated due to disability, which is defined in the existing incentive plans or applicable award agreements, such plans or agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards, except that Mr. Maffei would forfeit the LIC Target Equity Awards and Mr. George would forfeit the 2015 Term Options if his employment was terminated due to disability on December 31, 2015. If Mr. George's employment is terminated due to disability after 2015, the 2015 Term Options would vest in full. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits upon a termination of his employment due to disability. See "Executive Compensation Arrangements" above.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which Liberty Media makes available to all of its employees.

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards held by the named executive officers, except that Mr. Maffei's LIC Target Equity Awards would remain outstanding and Mr. George's 2015 Term Options which would be forfeited if a change in control occurred on December 31, 2015. A change in control is generally defined as:

  •
  The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

        In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards, except that Mr. Maffei's awards, including the Term Options, may also be subject to acceleration upon a change in control. For purposes of the tabular presentation below, we have assumed no such determination was made by the compensation committee.

Benefits Payable Upon Termination or Change-in-Control

Name	Voluntary Termination Without Good Reason ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
Gregory B. Maffei
Severance	11,750,000	(1)	—		30,691,125	(2)	30,691,125	(2)	30,691,125	(2)	—
Options/SARs	89,728,751	(3)	87,253,318	(3)	93,375,357	(4)	98,054,954	(5)	98,054,954	(5)	98,054,954	(5)
Perquisites(6)	—		—		221,472		—		221,472		—

Total	101,478,751		87,253,318		124,287,953		128,746,079		128,967,551		98,054,954

Richard N. Baer
Severance(7)	—		—		875,243		875,243		875,243		—
Options/SARs	3,715,574	(3)	3,715,574	(3)	7,431,202	(8)	7,431,202	(5)	7,431,202	(5)	7,431,202	(5)
Restricted Stock	—		—		1,729,691	(8)	1,729,691	(5)	1,729,691	(5)	1,729,691	(5)

Total	3,715,574		3,715,574		10,036,135		10,036,135		10,036,135		9,160,892

Michael A. George
Severance(9)	—		—		1,500,000		—		—		1,500,000
Base Compensation Continuing Payment(10)	—		—		1,125,509		1,125,509		1,125,509		1,125,509
Pension Restoration Plan Payout(11)	13,863		13,863		13,863		13,863		13,863		13,863
Options/SARs	44,152,526	(3)	44,152,526	(3)	44,152,526	(3)	44,152,526	(3)	44,152,526	(3)	44,152,526	(3)

Total	44,166,389		44,166,389		46,791,898		45,291,898		45,291,898		46,791,898

Albert E. Rosenthaler
Options/SARs	2,592,557	(3)	—		2,696,855	(8)	3,110,583	(5)	3,110,583	(5)	3,110,583	(5)

Total	2,592,557		—		2,696,855		3,110,583		3,110,583		3,110,583

Christopher W. Shean
Deferred Compensation(12)	37,040	(13)	37,040	(13)	37,040	(13)	37,040	(13)	37,040	(13)	37,040	(14)
Options/SARs	6,108,768	(3)	—		6,213,066	(8)	6,626,794	(5)	6,626,794	(5)	6,626,794	(5)

Total	6,145,808		37,040		6,250,106		6,663,834		6,663,834		6,663,834

(1)
If Mr. Maffei had voluntarily terminated his employment without good reason (as defined in the 2015 Maffei Employment Agreement) as of December 31, 2015, he would have been entitled to receive in a lump sum the Pro-Rated Amount of $11,750,000, with up to 25% of such amount payable in shares of QVCB and LVNTB, allocated between them in accordance with the pro rata allocation of the LIC Target Equity Awards. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(2)
If Mr. Maffei's employment had been terminated at our company's election without cause or by Mr. Maffei for good reason (as defined in the 2015 Maffei Employment Agreement) (whether before or within a specified period following a change in control) or due to Mr. Maffei's death or disability, as of December 31, 2015, he would have been entitled to receive a payment of 1.5 times his 2015 base salary payable in 18 equal monthly installments. Mr. Maffei would also be entitled to receive in lump sums the Pro Rated Amount of $11,750,000, and a separate Un-Pro Rated Amount of $17,500,000 and, in each case, up to 25% of such amounts would be payable in shares of QVCB and LVNTB, allocated between them in accordance with the pro rata allocation of the LIC Target Equity Awards. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(3)
Based on the number of vested options and SARs held by each named executive officer at year-end and, with respect to Mr. Maffei upon a voluntary termination of his employment, the pro rata vesting of his unvested Term Options. Mr. Maffei would forfeit his LIC Target Equity Award if his employment had been terminated for any reason on December 31, 2015. If Mr. George's employment with QVC had been terminated for any reason on December 31, 2015 or if a change in control had occurred on December 31, 2015, he would have forfeited the 2015 Term Options. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table, "—Executive Compensation Arrangements—Gregory B. Maffei" and "—Executive Compensation Arrangements—Michael A. George" above.

(4)
Based on (i) the number of vested options and SARs held by Mr. Maffei at year-end and (ii) the number of unvested Term Options held by Mr. Maffei at year-end that would vest pursuant to the forward-vesting provisions in the award agreement if he were terminated without cause or for good reason at year-end. Mr. Maffei would forfeit his LIC Target Equity Award if his employment had been terminated for any reason on December 31, 2015. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(5)
Based on (i) the number of vested options and SARs and (ii) the number of unvested options and SARs held by each named executive officer and the number of shares of restricted stock held by Mr. Baer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above. Mr. Maffei would forfeit his LIC Target Equity Award if his employment had been terminated for any reason on December 31, 2015.

(6)
If Mr. Maffei's employment had been terminated at our company's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) or by reason of disability, as of December 31, 2015, he would have been entitled to receive personal use of the corporate aircraft for 120 hours per year over a 12-month period. Perquisite amount of $221,472 represents the maximum potential incremental cost of using the corporate aircraft for 120 hours based on an hourly average of the incremental cost of use of the corporate aircraft. The 55% of such perquisite expense that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(7)
If Mr. Baer's employment had been terminated due to his death or disability or at Liberty Media's election without cause or by Mr. Baer for good reason (as defined in his employment agreement), as of December 31, 2015, he would have been entitled to receive a lump sum payment in an amount equal to two times his base salary then in effect. See "—Executive Compensation Arrangements—Richard N. Baer" above. The 50% of such lump sum severance payment that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(8)
Based on (i) the number of vested options and SARs held by such named executive officer at year-end and (ii) the number of unvested options and SARs held by each named executive officer at year-end and the number of shares of restricted stock held by Mr. Baer at year-end that would vest pursuant to the forward-vesting provisions in such named executive officer's award agreements if he were terminated without cause or, in the case of Mr. Baer, if he voluntarily terminated for good reason, at year-end. See the "Outstanding Equity Awards at Fiscal Year-End" table and "Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason" above.

(9)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (as defined in the 2015 George Employment Agreement) (whether before or within a specified period following a change in control), as of December 31, 2015, he would have been entitled to receive a lump sum payment of $1,500,000. See "—Executive Compensation Arrangements—Michael A. George" above.

(10)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (whether before or within a specified period following a change in control) or in the event of his death or disability, he would have been entitled to receive a base compensation continuing payment for one year equal to his base salary upon termination.

(11)
Under the Pension Restoration Plan, upon separation from service, a participant would receive a lump sum payment of the vested percentage of such participant's account on the first day of the month following such separation, in this case, January 1, 2016.

(12)
Represents deferred compensation payable to Mr. Shean based on a one-time deferral election of a portion of his annual cash bonus that was allocable to and paid by Liberty Interactive pursuant to the services agreement. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and "—Nonqualified Deferred Compensation Plans" above for more information.

(13)
Under the 2006 deferred compensation plan, we do not and Liberty Media does not have an acceleration right to pay out account balances to Mr. Shean upon this type of termination. However, Mr. Shean had the right to file an election at the time of his initial deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including under these circumstances. For purposes of the tabular presentation above, we have assumed that Mr. Shean has elected to receive payout upon a separation from service of all deferred compensation, including interest.

(14)
The 2006 deferred compensation plan provides Liberty Media's compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control of Liberty Media and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

DIRECTOR COMPENSATION

Nonemployee Directors

        Director Fees.    Each of our directors who is not an employee of our company is paid an annual fee of $210,000 (which, in 2015, was $181,000) (which we refer to as the director fee), of which $100,000 ($88,000 in 2015) is payable in cash and the balance is payable in restricted shares or options to purchase shares of QVCA or LVNTA. See "—Director Restricted Share Grants" and "—Director Option Grants" below for information on the incentive awards granted in 2015 to the nonemployee directors. The chairman of the audit committee of our board of directors is paid an additional annual fee of $40,000 ($30,000 in 2015), and each other member of that committee receives an additional annual fee of $30,000. With respect to our compensation committee and nominating and corporate governance committee, each member thereof receives an annual fee of $10,000 for his or her participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an annual fee of $20,000 for his or her participation on that committee. The cash portion of the director fees and the fees for participation on committees are payable quarterly in arrears.

        Charitable Contributions.    If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

        Equity Incentive Plans.    The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended (the 2002 director plan), and the 2011 director plan are administered by our entire board of directors. Our board of directors has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2002 director plan and the 2011 director plan are designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares and cash awards or any combination of the foregoing under the 2011 director plan. The 2002 director plan expired according to its terms on December 17, 2012, and as a result no further grants are permitted under this plan.

        The maximum number of shares of our common stock with respect to which awards may be issued under the 2011 director plan is 1,014,000, subject to anti-dilution and other adjustment provisions of the respective plans. Under the 2011 director plan, no nonemployee director may be granted during any calendar year awards having a value determined on the date of grant in excess of $3 million. Shares of our common stock issuable pursuant to awards made under the 2011 director plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.

        In 2015, each of our nonemployee directors was given a choice of receiving his or her annual equity grant in the form of restricted shares or options.

        Director Restricted Share Grants.    Pursuant to our director compensation policy described above and the 2011 director plan, on November 13, 2015, Mr. Vadon was granted 597 restricted shares of QVCA and 170 shares of LVNTA in connection with his appointment to our board of directors. In addition, pursuant to our director compensation policy and the 2011 director plan, each of Mr. Gilchrist and Mr. Rapley were granted 1,433 restricted shares of QVCA and 384 restricted shares of LVNTA and each of Dr. Malone, Mr. Vadon and Ms. Wong were granted 2,867 restricted shares of QVCA and 768 restricted shares of LVNTA on December 17, 2015. The restricted shares granted on December 17, 2015 will vest on the first anniversary of the grant date (or the second anniversary with respect to the restricted shares granted to Mr. Vadon on November 13, 2015), or on such earlier date that the grantee ceases to be a director because of death or disability and, unless our board of directors determines otherwise, will be forfeited if the grantee resigns or is removed from the board before the vesting date.

        Director Option Grants.    Pursuant to our director compensation policy described above and the 2011 director plan, on December 17, 2015, each of Mr. Gilchrist and Mr. Rapley were granted options to purchase 4,681 shares of QVCA at an exercise price of $26.40 and options to purchase 1,168 shares of LVNTA at an exercise price of $44.24, and each of Messrs. Robison and Romrell were granted options to purchase 9,362 shares of QVCA at an exercise price of $26.40 and options to purchase 2,335 shares of LVNTA at an exercise price of $44.24, which, in each case, was the closing price of such stock on the grant date. The options will become exercisable on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.

        Stock Ownership Guidelines.    In March 2016, our board of directors adopted stock ownership guidelines that require each director to own shares of our company's stock equal to at least three times the value of their annual cash retainer fees. Directors will have five years from the later of (i) the effective date of the new guidelines and (ii) the director's initial appointment to our board to comply with these guidelines.

        Director Deferred Compensation Plan.    Effective beginning in the fourth quarter of 2013, directors of our company are eligible to participate in the Liberty Interactive Corporation Nonemployee Director Deferred Compensation Plan (the director deferred compensation plan), pursuant to which eligible directors of our company can elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees shall be effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director's election. Elections are required to be made in advance of certain deadlines, which generally must be on or before the close of business on December 31 of the year prior to the year to which the director's election will apply, and elections must include the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. The director deferred compensation plan was amended effective January 1, 2015, to reflect the following changes: (A) compensation deferred under the director deferred compensation plan prior to January 1, 2015 will earn interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter. For amounts deferred on or after January 1, 2015, those amounts will earn interest at a rate equal to the prime rate of interest (as determined by reference to the Wall Street Journal) plus 3%; and (B) the board of directors has the authority to change this interest rate for future deferrals at any time prior to a change of control. For 2015, this rate was 6.25%.

        Role of Compensation Consultant.    Our board was provided with market data from Mercer pertaining to director fees and equity compensation paid to nonemployee directors at companies in the media, telecommunications, entertainment and internet retail industries. Mercer also provided market data to the board concerning the fees to be paid to our directors who serve on the board of directors of both Liberty Media and our company. In comparing the change in our nonemployee director compensation from 2014, Mercer noted that year-over-year total compensation increased 2.8% at our company and Liberty Media, as compared to a 9% median increase in the market data and a 4% increase at S&P 500 companies. The market data also indicated that our 2015 total compensation was approximately 10% lower than the 25th percentile. After consideration of this market data, the board determined to increase the equity and board retainer portions of the nonemployee director compensation by 18% and 13%, respectively, which leaves us near the 50th percentile of the market data at each company.

John C. Malone

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to our company. In connection with the LMC Split-Off and the LMC Spin-Off, Mr. Malone's employment agreement (as amended) and his deferred compensation arrangements, as described below, were assumed by Old LMC and later Liberty Media. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600 (which was increased to $3,900 in 2014), subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by our compensation committee. Although the "Director Compensation Table" table below reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $193,195 for use of the aircraft by our company and Liberty Media during the year ended December 31, 2015. A portion of the costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, incurred with respect to Mr. Malone were allocated to our company and reimbursed to Liberty Media under the services agreement.

        In December 2008, the compensation committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, while he remains employed by our company, in satisfaction of our obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by our predecessors (and which had been assumed by our company). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. Following certain termination events, Mr. Malone (or, in the event of Mr. Malone's death, his beneficiaries) would be entitled to receive the remaining payments under these arrangements, subject to certain conditions. In connection with the LMC Split-Off and the LMC Spin-Off, Old LMC and later Liberty Media assumed all outstanding obligations under these deferred compensation arrangements and the installment severance plan.

        Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of five full years following termination (calculated on the basis of $3,900 per annum, the lump sum severance payment). As described above, in connection with the LMC Split-Off and later the LMC Spin-Off, Liberty Media assumed Mr. Malone's employment agreement and all outstanding obligations thereunder, and we will reimburse Liberty Media for our allocated portion of any such lump sum severance payments made thereunder.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All other compensation ($)(5)		Total ($)
John C. Malone	—		—	—	—	535,869	(6)(7)(8)	535,869
M. Ian G. Gilchrist	148,000		54,819	55,120	—	—		257,939
Evan D. Malone	88,000		109,665	—	—	—		197,665
David E. Rapley	148,000	(4)	54,819	55,120	4,748	—		262,687
M. LaVoy Robison	118,000	(4)	—	110,224	1,887	—		230,111
Larry E. Romrell	128,000		—	110,224	—	—		238,224
Mark C. Vadon(9)	23,576		132,397	—	—	—		155,973
Andrea L. Wong	108,000		109,665	—	2,786	1,000	(10)	221,451

(1)
Gregory B. Maffei and Michael A. George, who are directors of our company and named executive officers, and John C. Malone, who is a director of our company, received no compensation for serving as directors of our company during 2015. However, we are allocated a portion of the compensation paid to Mr. Malone by Liberty Media. See footnotes (6), (7) and (8) below.

(2)
As of December 31, 2015, our directors (other than Messrs. Maffei and George, whose stock incentive awards are listed in "Outstanding Equity Awards at Fiscal Year-End" above) held the following stock incentive awards:

	John C. Malone	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	M. LaVoy Robison	Larry E. Romrell	Mark C. Vadon	Andrea L. Wong
Options
QVCA	—	10,524	10,958	9,813	34,156	32,217	864,737	—
QVCB	—	—	—	—	—	—	—	—
LVNTA	—	3,839	2,761	2,460	9,098	8,092	—	—
LVNTB	—	—	—	—	—	—	—	—
Restricted Stock
QVCA	—	3,290	4,724	3,290	—	1,857	3,464	4,724
LVNTA	—	384	1,555	1,171	—	787	938	1,555
(3)
The aggregate grant date fair value of the stock options and restricted stock awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2015 (which are included in the 2015 Form 10-K).

(4)
Includes 2015 compensation that was earned but not paid in cash because it was deferred under the nonemployee director deferred compensation plan. Amounts deferred are reflected below:

Name	2015 Deferred Compensation	2015 Above Market Earnings on Accrued Interest
David Rapley	148,000	4,748
M. LaVoy Robison	59,000	1,887
Andrea L. Wong	—	2,786
(5)
Liberty Media makes available to our directors tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(6)
Includes the amount of Mr. Malone's base salary of $1,755 and the following amounts, in each case, which were allocated to our company under the services agreement:

Amounts ($)
Reimbursement for personal legal, accounting and tax services	42,824
Compensation related to personal use of corporate aircraft(a)	161,261
Tax payments made on behalf of Mr. Malone	309,590

(a)
Calculated based on aggregate incremental cost of such usage to our company.

  Also includes miscellaneous personal expenses, such as courier charges.

  Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Liberty Media in the LMC Split-Off and later the LMC Spin-Off. Mr. Malone makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Malone.

(7)
Also includes $11,925 in matching contributions allocated to our company with respect to the Liberty Media 401(k) Savings Plan.

(8)
Also includes $4,450 in health insurance premiums allocated to our company for the benefit of Mr. Malone.

(9)
Appointed to our board on October 1, 2015.

(10)
Includes $1,000 in charitable contributions made on behalf of Ms. Wong pursuant to our matching donation program.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2015, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Liberty Interactive Corporation 2000 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—	(1)
QVCA	758,240	$9.00
QVCB	—	—
LVNTA	14,445	$17.35
LVNTB	—	—
Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—	(2)
QVCA	67,871	$16.60
QVCB	—	—
LVNTA	17,094	$16.95
LVNTB	—	—
Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—	(3)
QVCA	2,125,900	$13.85
QVCB	—	—
LVNTA	83,681	$10.91
LVNTB	—	—
Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—	(4)
QVCA	11,923,745	$19.31
QVCB	646,352	$29.87
LVNTA	2,359,459	$18.72
LVNTB	1,406,463	$37.63
Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015)			881,992	(5)
QVCA	53,591	$24.87
QVCB	—	—
LVNTA	15,148	$36.91
LVNTB	—	—
Liberty Interactive Corporation 2012 Incentive Plan (As Amended and Restated as of March 31, 2015)			35,432,118	(5)
QVCA	9,880,449	$24.24
QVCB	131,725	$29.41
LVNTA	1,194,099	$33.17
LVNTB	135,478	$42.33
Equity compensation plans not approved by security holders: None(6)
Total
QVCA	24,809,796

QVCB	778,077

LVNTA	3,683,926

LVNTB	1,541,941

			36,314,110

(1)
The Liberty Interactive Corporation 2000 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on December 6, 2010 and, as a result, no further grants are permitted under this plan.

(2)
The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on December 17, 2012 and, as a result, no further grants are permitted under this plan.

(3)
The Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on June 30, 2012 and, as a result, no further grants are permitted under this plan.

(4)
The Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on February 23, 2015 and, as a result, no further grants are permitted under this plan.

(5)
Each plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(6)
On October 1, 2015, in connection with our acquisition of zulily, we assumed each outstanding award issued pursuant to the zulily, inc. 2009 Equity Incentive Plan and the zulily, inc. 2013 Equity Plan (together, the zulily Plans and such awards collectively, the Assumed Awards). The Assumed Awards were converted into a corresponding award with respect to shares of QVCA (such converted awards, the Converted Awards). We do not intend to issue any new grants under the zulily Plans in the future. As of December 31, 2015, the number of securities to be issued upon exercise of outstanding options, warrants and rights under the zulily, inc. 2009 Equity Incentive Plan was 5,730,053 QVCA shares, which have a weighted average exercise price of $13.00. With respect to the zulily, inc. 2013 Equity Plan, the number of securities to be issued upon exercise of outstanding options, warrants and rights was 941,999 QVCA shares, which have a weighted average exercise price of $35.18.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.

 STOCKHOLDER PROPOSALS

        This proxy statement relates to our annual meeting of stockholders for the calendar year 2016 which will take place on August 23, 2016. Based solely on the date of our 2016 annual meeting and the date of this proxy statement, (i) a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on March 15, 2017 in order to be eligible for inclusion in our proxy materials for the annual meeting of stockholders for the calendar year 2017 (the 2017 annual meeting), and (ii) a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not earlier than May 25, 2017 and not later than June 26, 2017 to be considered for presentation at the 2017 annual meeting. We currently anticipate that the 2017 annual meeting will be held during the second quarter of 2017. If the 2017 annual meeting takes place more than 30 days before or 30 days after August 23, 2017 (the anniversary of the 2016 annual meeting), as currently contemplated, a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2017 annual meeting is communicated to stockholders or public disclosure of the date of the 2017 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2017 annual meeting.

        All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

        We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.libertyinteractive.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

Annex A

LIBERTY INTERACTIVE CORPORATION
2016 OMNIBUS INCENTIVE PLAN

ARTICLE I
 PURPOSE OF PLAN; EFFECTIVE DATE

        1.1    Purpose.    The purpose of the Plan is to promote the success of the Company by providing a method whereby (i) eligible officers and employees of the Company and its Subsidiaries and (ii) nonemployee directors and independent contractors providing services to the Company and its Subsidiaries may be awarded additional remuneration for services rendered and may be encouraged to invest in capital stock of the Company, thereby increasing their proprietary interest in the Company's businesses, encouraging them to remain in the employ or service of the Company or its Subsidiaries, and increasing their personal interest in the continued success and progress of the Company and its Subsidiaries. The Plan is also intended to aid in (i) attracting Persons of exceptional ability to become officers and employees of the Company and its Subsidiaries and (ii) inducing nonemployee directors or independent contractors to agree to provide services to the Company and its Subsidiaries.

        1.2    Effective Date.    The Plan shall be effective as of August 23, 2016 (the "Effective Date").

ARTICLE II
 DEFINITIONS

        2.1    Certain Defined Terms.    Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

          "Account" has the meaning ascribed thereto in Section 8.2.

          "Affiliate" of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

          "Agreement" means a stock option agreement, stock appreciation rights agreement, restricted shares agreement, restricted stock units agreement, cash award agreement or an agreement evidencing more than one type of Award, specified in Section 10.5, as any such Agreement may be supplemented or amended from time to time.

          "Approved Transaction" means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

          "Award" means a grant of Options, SARs, Restricted Shares, Restricted Stock Units, Performance Awards, Cash Awards and/or cash amounts under the Plan.

          "Board" means the Board of Directors of the Company.

          "Board Change" means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          "Cash Award" means an Award made pursuant to Section 9.1 of the Plan to a Holder that is paid solely on account of the attainment of one or more Performance Objectives that have been pre-established by the Committee.

          "Cash Award Limitation" has the meaning ascribed thereto in Section 4.1.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

          "Committee" means the committee of the Board appointed pursuant to Section 3.1 to administer the Plan.

          "Common Stock" means each or any (as the context may require) series of the Company's common stock.

          "Company" means Liberty Interactive Corporation, a Delaware corporation.

          "Control Purchase" means any transaction (or series of related transactions) in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, "Exempt Person" means each of (a) the Chairman of the Board, the President and each of the directors of the Company as of the Effective Date, and (b) the respective family members, estates and heirs of each of the Persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such Persons or their respective family members or heirs. As used with respect to any Person, the term "family member" means the spouse, siblings and lineal descendants of such Person.

          "Director Award Limitation" has the meaning ascribed thereto in Section 4.1.

          "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          "Dividend Equivalents" means, with respect to Restricted Stock Units, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number and kind of shares of Common Stock. Notwithstanding any provision of the Plan to the contrary, Dividend Equivalents with respect to a Performance Award may only be paid to the extent the Performance Award is actually paid to the Holder.

          "Domestic Relations Order" means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

          "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act, and an equity security of an issuer shall have the meaning ascribed thereto in Rule 16a-1 promulgated under the Exchange Act, or any successor Rule.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

          "Fair Market Value" of a share of any series of Common Stock on any day means (i) for Option and SAR exercise transactions effected on any third-party incentive award administration system provided by the Company, the current high bid price of a share of any series of Common Stock as reported on the consolidated transaction reporting system on the principal national securities exchange on which shares of such series of Common Stock are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc., or (ii) for all other purposes under the Plan, the closing price of a share of such series of Common Stock on such day (or if such day is not a trading day, on the next preceding trading day) as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such series of Common Stock are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc. If for any day the Fair Market Value of a share of the applicable series of Common Stock is not determinable by any of the foregoing means, or if there is insufficient trading volume in the applicable series of Common Stock on such trading day, then the Fair Market Value for such day shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

          "Free Standing SAR" has the meaning ascribed thereto in Section 7.1.

          "Holder" means a Person who has received an Award under the Plan.

          "Nonemployee Director" means an individual who is a member of the Board and who is neither an officer nor an employee of the Company or any Subsidiary.

          "Option" means a stock option granted under Article VI.

          "Performance Award" means an Award made pursuant to Article IX of the Plan to a Holder that is subject to the attainment of one or more Performance Objectives.

          "Performance Objective" means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

          "Person" means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

          "Plan" means this Liberty Interactive Corporation 2016 Omnibus Incentive Plan.

          "Restricted Shares" means shares of any series of Common Stock awarded pursuant to Section 8.1.

          "Restricted Stock Unit" means a unit evidencing the right to receive in specified circumstances one share of the specified series of Common Stock or the equivalent value in cash, which right may be subject to a Restriction Period or forfeiture provisions.

          "Restriction Period" means a period of time beginning on the date of each Award of Restricted Shares or Restricted Stock Units and ending on the Vesting Date with respect to such Award.

          "Retained Distribution" has the meaning ascribed thereto in Section 8.3.

          "SARs" means stock appreciation rights, awarded pursuant to Article VII, with respect to shares of any specified series of Common Stock.

          "Section 409A" has the meaning ascribed thereto in Section 10.17.

          "Share-Based Limitation" has the meaning ascribed thereto in Section 4.1.

          "Subsidiary" of a Person means any present or future subsidiary (as defined in Section 424(f) of the Code) of such Person or any business entity in which such Person owns, directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of a Person for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

          "Tandem SARs" has the meaning ascribed thereto in Section 7.1.

          "Vesting Date," with respect to any Restricted Shares or Restricted Stock Units awarded hereunder, means the date on which such Restricted Shares or Restricted Stock Units cease to be subject to a risk of forfeiture, as designated in or determined in accordance with the Agreement with respect to such Award of Restricted Shares or Restricted Stock Units pursuant to Article VIII. If more than one Vesting Date is designated for an Award of Restricted Shares or Restricted Stock Units, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part. The Vesting Date for a particular Award will be established by the Committee and, for the avoidance of doubt, may be contemporaneous with the date of grant.

ARTICLE III
 ADMINISTRATION

        3.1    Committee.    The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board. The Committee shall be comprised of not less than two Persons. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

        3.2    Powers.    The Committee shall have full power and authority to grant to eligible Persons Options under Article VI of the Plan, SARs under Article VII of the Plan, Restricted Shares under Article VIII of the Plan, Restricted Stock Units under Article VIII of the Plan, Cash Awards under Article IX of the Plan and/or Performance Awards under Article IX of the Plan, to determine the terms and conditions (which need not be identical) of all Awards so granted, to interpret the provisions of the Plan and any Agreements relating to Awards granted under the Plan and to supervise the administration of the Plan. The Committee in making an Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. The Committee shall have sole authority in the selection of Persons to whom Awards may be granted under the Plan and in the determination of the timing, pricing and amount of any such Award, subject only to the express provisions of the Plan. In making determinations hereunder, the Committee may take into account the nature of the services rendered by the respective employees, officers, independent contractors and Nonemployee Directors, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion deems relevant.

        3.3    Interpretation.    The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all Persons. No member of the Committee shall be liable for any action or determination made or taken by such member or the Committee in good faith with respect to the Plan.

        3.4    Awards to Nonemployee Directors.    The Board shall have the same powers as the Committee with respect to awards to Nonemployee Directors and may exercise such powers in lieu of action by the Committee.

ARTICLE IV
 SHARES SUBJECT TO THE PLAN

        4.1    Number of Shares.    Subject to the provisions of this Article IV, the maximum number of shares of Common Stock with respect to which Awards may be granted during the term of the Plan shall be 44,000,000 shares. Shares of Common Stock will be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. The shares of Common Stock subject to (i) any Award granted under the Plan that shall expire, terminate or be cancelled or annulled for any reason without having been exercised (or considered to have been exercised as provided in Section 7.2), (ii) any Award of any SARs granted under the Plan the terms of which provide for settlement in cash, and (iii) any Award of Restricted Shares or Restricted Stock Units under the Plan that shall be forfeited prior to becoming vested (provided that the Holder received no benefits of ownership of such Restricted Shares or Restricted Stock Units other than voting rights and the accumulation of Retained Distributions and unpaid Dividend Equivalents that are likewise forfeited) shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (a) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (b) shares of Common Stock used to pay the purchase price or withholding taxes related to an outstanding Award, or (c) shares of Common Stock repurchased on the open market with the proceeds of an Option purchase price. Except for Awards described in Section 10.1, no Person may be granted in any calendar year Awards covering more than 9,600,000 shares of Common Stock (as such amount may be adjusted from time to time as provided in Section 4.2) (the "Share-Based Limitation"). No Person shall receive payment for Cash Awards during any calendar year aggregating in excess of $10 million (the "Cash Award Limitation"). No Nonemployee Director may be granted during any calendar year Awards having a value determined on the date of grant in excess of $3 million (the "Director Award Limitation"). Awards granted to Nonemployee Directors shall only be subject to the Director Award Limitation.

        4.2   Adjustments.

          (a)   If the Company subdivides its outstanding shares of any series of Common Stock into a greater number of shares of such series of Common Stock (by stock dividend, stock split, reclassification, or otherwise) or combines its outstanding shares of any series of Common Stock into a smaller number of shares of such series of Common Stock (by reverse stock split, reclassification, or otherwise) or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase such series of Common Stock or other similar corporate event (including mergers or consolidations other than those which constitute Approved Transactions, adjustments with respect to which shall be governed by Section 10.1(b)) affects any series of Common Stock so that an adjustment is required to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee, in such manner as the Committee, in its sole discretion, deems equitable and appropriate, shall make such adjustments to any or all of (i) the number and kind of shares of stock which thereafter may be awarded, optioned or otherwise made subject to the benefits contemplated by the Plan, (ii) the number and kind of shares of stock subject to outstanding Awards, and (iii) the purchase or exercise price and the relevant appreciation base with respect to any of the foregoing, provided, however, that the number of shares subject to any Award shall always be a whole number. The Committee may, if deemed appropriate, provide for a cash payment to any Holder of an Award in connection with any adjustment made pursuant to this Section 4.2.

          (b)   Notwithstanding any provision of the Plan to the contrary, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized, in its discretion, (i) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (ii) to cancel any such Awards and to deliver to the Holders cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess of the Fair Market Value (as determined in sub-section (ii) of the definition of such term) of Common Stock on such date over the purchase price of the Options or the base price of the SARs, as applicable. For the avoidance of doubt, if the purchase price of the Options or base price of the SARs, as applicable, is greater than such Fair Market Value, the Options or SARs may be canceled for no consideration pursuant to this section.

          (c)   No adjustment or substitution pursuant to this Section 4.2 shall be made in a manner that results in noncompliance with the requirements of Section 409A, to the extent applicable.

ARTICLE V
 ELIGIBILITY

        5.1    General.    The Persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall be such Persons who are employees (including officers) of, or Nonemployee Directors or independent contractors providing services to, the Company or its Subsidiaries as the Committee shall select. Awards may be made to employees, Nonemployee Directors or independent contractors who hold or have held Awards under the Plan or any similar or other awards under any other plan of the Company or any of its Affiliates.

ARTICLE VI
 STOCK OPTIONS

        6.1    Grant of Options.    Subject to the limitations of the Plan, the Committee shall designate from time to time those eligible Persons to be granted Options, the time when each Option shall be granted to such eligible Persons, the series and number of shares of Common Stock subject to such Option, and, subject to Section 6.2, the purchase price of the shares of Common Stock subject to such Option.

        6.2    Option Price.    The price at which shares may be purchased upon exercise of an Option shall be fixed by the Committee and may be no less than the Fair Market Value of the shares of the applicable series of Common Stock subject to the Option as of the date the Option is granted.

        6.3    Term of Options.    Subject to the provisions of the Plan with respect to death, retirement and termination of employment or service, the term of each Option shall be for such period as the Committee shall determine as set forth in the applicable Agreement; provided that such term may not exceed ten years. However, if the term of an Option expires when trading in the Common Stock is prohibited by law or the Company's insider trading policy, then the term of such Option shall expire on the 30th day after the expiration of such prohibition.

        6.4    Exercise of Options.    An Option granted under the Plan shall become (and remain) exercisable during the term of the Option to the extent provided in the applicable Agreement and the Plan and, unless the Agreement otherwise provides, may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during such term; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).

        6.5   Manner of Exercise.

          (a)    Form of Payment.  An Option shall be exercised by written notice to the Company upon such terms and conditions as the Agreement may provide and in accordance with such other procedures for the exercise of Options as the Committee may establish from time to time. The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option and of any amounts required by Section 10.9 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) promissory note (subject to applicable law), (iv) whole shares of any series of Common Stock, (v) the withholding of shares of the applicable series of Common Stock issuable upon such exercise of the Option, (vi) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, or (vii) any combination of the foregoing methods of payment, or such other consideration and method of payment as may be permitted for the issuance of shares under the Delaware General Corporation Law. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions as the Committee deems appropriate.

          (b)    Value of Shares.  Unless otherwise determined by the Committee and provided in the applicable Agreement, shares of any series of Common Stock delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and shares of any series of Common Stock withheld for such payment, shall be valued for such purpose at their Fair Market Value as of the exercise date.

          (c)    Issuance of Shares.  The Company shall effect the transfer of the shares of Common Stock purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 10.9, and within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Holder or other Person exercising an Option shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Option granted under the Plan until due exercise and full payment has been made, and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.

ARTICLE VII
 SARS

        7.1    Grant of SARs.    Subject to the limitations of the Plan, SARs may be granted by the Committee to such eligible Persons in such numbers, with respect to any specified series of Common Stock, and at such times during the term of the Plan as the Committee shall determine. A SAR may be granted to a Holder of an Option (hereinafter called a "related Option") with respect to all or a portion of the shares of Common Stock subject to the related Option (a "Tandem SAR") or may be granted separately to an eligible Person (a "Free Standing SAR"). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Company upon such terms and conditions as are provided in the Agreement.

        7.2    Tandem SARs.    A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide) and in no event after the complete termination or full exercise of the related Option. Upon the exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder thereof shall be entitled to receive from the Company, for each share of the applicable series of Common Stock with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a share of the applicable series of Common Stock with respect to which the Tandem SAR was granted on the date of exercise over the related Option purchase price per share, and (ii) the related Option with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the Tandem SAR was so exercised.

        7.3    Free Standing SARs.    Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. The base price of a Free Standing SAR may be no less than the Fair Market Value of the applicable series of Common Stock with respect to which the Free Standing SAR was granted as of the date the Free Standing SAR is granted. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, the Holder thereof shall be entitled to receive from the Company, for each share of the applicable series of Common Stock with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a share of the applicable series of Common Stock with respect to which the Free Standing SAR was granted on the date of exercise over the base price per share of such Free Standing SAR. The term of a Free Standing SAR may not exceed ten years. However, if the term of a Free Standing SAR expires when trading in the Common Stock is prohibited by law or the Company's insider trading policy, then the term of such Free Standing SAR shall expire on the 30th day after the expiration of such prohibition.

        7.4    Consideration.    The consideration to be received upon the exercise of a SAR by the Holder shall be paid in cash, shares of the applicable series of Common Stock with respect to which the SAR was granted (valued at Fair Market Value on the date of exercise of such SAR), a combination of cash and such shares of the applicable series of Common Stock or such other consideration, in each case, as provided in the Agreement. No fractional shares of Common Stock shall be issuable upon exercise of a SAR, and unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of fractional shares. Unless the Committee shall otherwise determine, to the extent a Free Standing SAR is exercisable, it will be exercised automatically for cash on its expiration date.

        7.5    Limitations.    The applicable Agreement may provide for a limit on the amount payable to a Holder upon exercise of SARs at any time or in the aggregate, for a limit on the number of SARs that may be exercised by the Holder in whole or in part for cash during any specified period, for a limit on the time periods during which a Holder may exercise SARs, and for such other limits on the rights of the Holder and such other terms and conditions of the SAR, including a condition that the SAR may be exercised only in accordance with rules and regulations adopted from time to time, as the Committee may determine. Unless otherwise so provided in the applicable Agreement, any such limit relating to a Tandem SAR shall not restrict the exercisability of the related Option. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

        7.6    Exercise.    For purposes of this Article VII, the date of exercise of a SAR shall mean the date on which the Company shall have received notice from the Holder of the SAR of the exercise of such SAR (unless otherwise determined by the Committee and provided in the applicable Agreement).

ARTICLE VIII
 RESTRICTED SHARES AND RESTRICTED STOCK UNITS

        8.1    Grant of Restricted Shares.    Subject to the limitations of the Plan, the Committee shall designate those eligible Persons to be granted Awards of Restricted Shares, shall determine the time when each such Award shall be granted, and shall designate (or set forth the basis for determining) the Vesting Date or Vesting Dates for each Award of Restricted Shares, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan. The Committee shall determine the price, if any, to be paid by the Holder for the Restricted Shares; provided, however, that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to be deemed fully paid and nonassessable. All determinations made by the Committee pursuant to this Section 8.1 shall be specified in the Agreement.

        8.2    Issuance of Restricted Shares.    An Award of Restricted Shares shall be registered in a book entry account (the "Account") in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, the Account, any statement of ownership representing the Restricted Shares that may be issued during the Restriction Period and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Agreement.

        8.3    Restrictions with Respect to Restricted Shares.    During the Restriction Period, Restricted Shares shall constitute issued and outstanding shares of the applicable series of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions, as the Committee may designate, paid or distributed on such Restricted Shares, and to exercise all other rights, powers and privileges of a Holder of shares of the applicable series of Common Stock with respect to such Restricted Shares; except, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder will not be entitled to delivery of the Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (ii) the Company or its designee will retain custody of the Restricted Shares during the Restriction Period as provided in Section 8.2; (iii) other than such dividends and distributions as the Committee may designate, the Company or its designee will retain custody of all distributions ("Retained Distributions") made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (iv) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or such Holder's interest in any of them during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

        8.4    Grant of Restricted Stock Units.    Subject to the limitations of the Plan, the Committee shall designate those eligible Persons to be granted Awards of Restricted Stock Units, the value of which is based, in whole or in part, on the Fair Market Value of the shares of any specified series of Common Stock. Subject to the provisions of the Plan, including any rules established pursuant to Section 8.5, Awards of Restricted Stock Units shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Committee may determine in its discretion, which need not be identical for each Award. Such Awards may provide for the payment of cash consideration by the Person to whom such Award is granted or provide that the Award, and any shares of Common Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration; provided, however, that the issuance of any shares of Common Stock in connection with an Award of Restricted Stock Units shall be for at least the minimum consideration necessary to permit such shares to be deemed fully paid and nonassessable. The determinations made by the Committee pursuant to this Section 8.4 shall be specified in the applicable Agreement.

        8.5    Restrictions with Respect to Restricted Stock Units.    Any Award of Restricted Stock Units, including any shares of Common Stock which are part of an Award of Restricted Stock Units, may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of the Award. A breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Award of Restricted Stock Units will cause a forfeiture of such Restricted Stock Units and any Dividend Equivalents with respect thereto.

        8.6    Issuance of Restricted Stock Units.    Restricted Stock Units shall be issued at the beginning of the Restriction Period, shall not constitute issued and outstanding shares of the applicable series of Common Stock, and the Holder shall not have any of the rights of a stockholder with respect to the shares of Common Stock covered by such an Award of Restricted Stock Units, in each case until such shares shall have been issued to the Holder at the end of the Restriction Period. If and to the extent that shares of Common Stock are to be issued at the end of the Restriction Period, the Holder shall be entitled to receive Dividend Equivalents with respect to the shares of Common Stock covered thereby either (i) during the Restriction Period or (ii) in accordance with the rules applicable to Retained Distributions, as the Committee may specify in the Agreement.

        8.7    Cash Payments.    In connection with any Award of Restricted Shares or Restricted Stock Units, an Agreement may provide for the payment of a cash amount to the Holder of such Awards at any time after such Awards shall have become vested. Such cash amounts shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Committee in the Agreement and shall be in addition to any other salary, incentive, bonus or other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.

        8.8    Completion of Restriction Period.    On the Vesting Date with respect to each Award of Restricted Shares or Restricted Stock Units and the satisfaction of any other applicable restrictions, terms, and conditions, (i) all or the applicable portion of such Restricted Shares or Restricted Stock Units shall become vested, (ii) any Retained Distributions with respect to such Restricted Shares and any unpaid Dividend Equivalents with respect to such Restricted Stock Units shall become vested to the extent that the Awards related thereto shall have become vested, and (iii) any cash amount to be received by the Holder with respect to such Restricted Shares or Restricted Stock Units shall become payable, all in accordance with the terms of the applicable Agreement. Any such Restricted Shares, Restricted Stock Units, Retained Distributions, and any unpaid Dividend Equivalents that shall not become vested shall be forfeited to the Company, and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares, Restricted Stock Units, Retained Distributions, and any unpaid Dividend Equivalents that shall have been so forfeited. The Committee may, in its discretion, provide that the delivery of any Restricted Shares, Restricted Stock Units, Retained Distributions, and unpaid Dividend Equivalents that shall have become vested, and payment of any related cash amounts that shall have become payable under this Article VIII, shall be deferred until such date or dates as the recipient may elect. Any election of a recipient pursuant to the preceding sentence shall be filed in writing with the Committee in accordance with such rules and regulations, including any deadline for the making of such an election, as the Committee may provide, and shall be made in compliance with Section 409A of the Code.

ARTICLE IX
Cash Awards and Performance Awards

        9.1    Cash Awards.    In addition to granting Options, SARs, Restricted Shares and Restricted Stock Units, the Committee shall, subject to the limitations of the Plan, have authority to grant to eligible Persons Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies, if any, as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Objectives over a performance period established by the Committee. The determinations made by the Committee pursuant to this Section 9.1 shall be specified in the applicable Agreement.

        9.2    Designation as a Performance Award.    The Committee shall have the right to designate any Award of Options, SARs, Restricted Shares or Restricted Stock Units as a Performance Award. All Cash Awards shall be designated as Performance Awards.

        9.3    Performance Objectives.    The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives over a performance period established by the Committee based upon one or more of the following business criteria that apply to the Holder, one or more business units, divisions or Subsidiaries of the Company or the applicable sector of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies: increased revenue; net income measures (including income after capital costs and income before or after taxes); stock price measures (including growth measures and total stockholder return); price per share of Common Stock; market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation and amortization (EBITDA); operating income before depreciation and amortization (OIBDA); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); expense measures (including overhead cost and general and administrative expense); margins; stockholder value; total stockholder return; proceeds from dispositions; total market value and corporate values measures (including ethics compliance, environmental and safety). Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee shall have the authority to determine whether the Performance Objectives and other terms and conditions of the Award are satisfied, and the Committee's determination as to the achievement of Performance Objectives relating to a Performance Award shall be made in writing.

        9.4    Section 162(m) of the Code.    Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Objectives for such particular Performance Award relative to the particular period of service to which the Performance Objectives relate shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.

        9.5    Waiver of Performance Objectives.    The Committee shall have no discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant Agreement provides for such discretion.

ARTICLE X
 GENERAL PROVISIONS

        10.1    Acceleration of Awards.

          (a)    Death or Disability.    If a Holder's employment or service shall terminate by reason of death or Disability, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each outstanding Option or SAR granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Stock Units, the Restriction Period applicable to each such Award of Restricted Stock Units shall be deemed to have expired and all such Restricted Stock Units and any unpaid Dividend Equivalents shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement.

          (b)    Approved Transactions; Board Change; Control Purchase.    In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each such outstanding Option or SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares and any related Retained Distributions shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Restricted Stock Units, the Restriction Period applicable to each such Award of Restricted Stock Units shall be deemed to have expired and all such Restricted Stock Units and any unpaid Dividend Equivalents shall become vested and any related cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement, in each case effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. The effect, if any, on a Cash Award of an Approved Transaction, Board Change or Control Purchase shall be prescribed in the applicable Agreement. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an Approved Transaction if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or to assume such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the applicable series of Common Stock may be changed, converted or exchanged in connection with the Approved Transaction.

        10.2    Termination of Employment or Service.

          (a)    General.    If a Holder's employment or service shall terminate prior to an Option or SAR becoming exercisable or being exercised (or deemed exercised, as provided in Section 7.2) in full, or during the Restriction Period with respect to any Restricted Shares or any Restricted Stock Units, then such Option or SAR shall thereafter become or be exercisable, and the Holder's rights to any unvested Restricted Shares, Retained Distributions and related cash amounts and any unvested Restricted Stock Units, unpaid Dividend Equivalents and related cash amounts shall thereafter vest, in each case solely to the extent provided in the applicable Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof; (ii) if the Holder's employment or service terminates by reason of death or Disability, the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR); and (iii) any termination of the Holder's employment or service for cause will be treated in accordance with the provisions of Section 10.2(b). The effect on a Cash Award of the termination of a Holder's employment or service for any reason, other than for cause, shall be prescribed in the applicable Agreement. For the avoidance of doubt, in the discretion of the Committee, an Award may provide that a Holder's service shall be deemed to have continued for purposes of the Award while a Holder provides services to the Company, any Subsidiary, or any former affiliate of the Company or any Subsidiary.

          (b)    Termination for Cause.    If a Holder's employment or service with the Company or a Subsidiary of the Company shall be terminated by the Company or such Subsidiary for "cause" during the Restriction Period with respect to any Restricted Shares or Restricted Stock Units or prior to any Option or SAR becoming exercisable or being exercised in full or prior to the payment in full of any Cash Award (for these purposes, "cause" shall have the meaning ascribed thereto in any employment or consulting agreement to which such Holder is a party or, in the absence thereof, shall include insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform such Holder's duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Control Purchase or Board Change, termination for "cause" shall mean only a felony conviction for fraud, misappropriation, or embezzlement), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) all Options and SARs and all unpaid Cash Awards held by such Holder shall immediately terminate, and (ii) such Holder's rights to all Restricted Shares, Restricted Stock Units, Retained Distributions, any unpaid Dividend Equivalents and any related cash amounts shall be forfeited immediately.

          (c)    Miscellaneous.    The Committee may determine whether any given leave of absence constitutes a termination of employment or service; provided, however, that for purposes of the Plan, (i) a leave of absence, duly authorized in writing by the Company for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Company provided the employee's right to reemployment is guaranteed either by statute or contract, shall not be deemed a termination of employment. Unless otherwise determined by the Committee and provided in the applicable Agreement, Awards made under the Plan shall not be affected by any change of employment or service so long as the Holder continues to be an employee, director or independent contractor of the Company.

        10.3    Right of Company to Terminate Employment or Service.    Nothing contained in the Plan or in any Award, and no action of the Company or the Committee with respect thereto, shall confer or be construed to confer on any Holder any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any Subsidiary of the

Company to terminate the employment or service of the Holder at any time, with or without cause, subject, however, to the provisions of any employment or consulting agreement between the Holder and the Company or any Subsidiary of the Company, or in the case of a director, to the charter and bylaws, as the same may be in effect from time to time.

        10.4    Nonalienation of Benefits.    Except as set forth herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, garnishment, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, garnish, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Person entitled to such benefits.

        10.5    Written Agreement.    Each Award under the Plan shall be evidenced by a written agreement, in such form as the Committee shall approve from time to time in its discretion, specifying the terms and provisions of such Award which may not be inconsistent with the provisions of the Plan; provided, however, that if more than one type of Award is made to the same Holder, such Awards may be evidenced by a single Agreement with such Holder. Each grantee of an Option, SAR, Restricted Shares, Restricted Stock Units or Performance Award (including a Cash Award) shall be notified promptly of such grant, and a written Agreement shall be promptly delivered by the Company. Any such written Agreement may contain (but shall not be required to contain) such provisions as the Committee deems appropriate to insure that the penalty provisions of Section 4999 of the Code will not apply to any stock or cash received by the Holder from the Company. Any such Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 10.7(b).

        10.6    Nontransferability.    Unless otherwise determined by the Committee and expressly provided for in an Agreement, Awards are not transferable (either voluntarily or involuntarily), before or after a Holder's death, except as follows: (a) during the Holder's lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or any applicable Agreement, and in a form acceptable to the Committee; or (b) after the Holder's death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Awards are transferred in accordance with the provisions of the preceding sentence shall take such Awards subject to all of the terms and conditions of the Plan and any applicable Agreement.

        10.7    Termination and Amendment.

          (a)    General.    Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards may be made under the Plan on or after the fifth anniversary of the Effective Date. The Plan may be terminated at any time prior to such date and may, from time to time, be suspended or discontinued or modified or amended if such action is deemed advisable by the Committee.

          (b)    Modification.    No termination, modification or amendment of the Plan may, without the consent of the Person to whom any Award shall theretofore have been granted, adversely affect the rights of such Person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder and subject to the terms and conditions of the Plan (including Section 10.7(a)), the Committee may amend outstanding Agreements with any Holder, including any amendment which would (i) accelerate the time or times at which the Award may be exercised and/or (ii) extend the scheduled expiration date of the Award. Without limiting the generality of the foregoing, the Committee may, but solely with the Holder's consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and grant a new Award in substitution therefor, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 10.7(b) shall be construed to prevent the Committee from providing in any Agreement that the rights of the Holder with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Committee may, subject to the express provisions of the Plan, adopt from time to time or impair the enforceability of any such provision.

        10.8    Government and Other Regulations.    The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Common Stock may be listed or quoted. For so long as any series of Common Stock are registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (i) to maintain a registration statement in effect under the Securities Act of 1933 with respect to all shares of the applicable series of Common Stock that may be issuable, from time to time, to Holders under the Plan and (ii) to file in a timely manner all reports required to be filed by it under the Exchange Act.

        10.9    Withholding.    The Company's obligation to deliver shares of Common Stock or pay cash in respect of any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of an Award, upon the exercise of any Option or SAR or upon the vesting of, or expiration of restrictions with respect to, Restricted Shares or Restricted Stock Units or the satisfaction of the Performance Objectives applicable to a Performance Award, as appropriate, may, in the discretion of the Committee, be paid in shares of Common Stock already owned by the Holder or through the withholding of shares otherwise issuable to such Holder, upon such terms and conditions (including the conditions referenced in Section 6.5) as the Committee shall determine. If the Holder shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company of, all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Holder an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company with respect to such Award.

        10.10    Nonexclusivity of the Plan.    The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

        10.11    Exclusion from Other Plans.    By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other benefit plan, program or policy of the Company or any Subsidiary of the Company. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder which is payable to such beneficiary under any life insurance plan of the Company or any Subsidiary of the Company.

        10.12    Unfunded Plan.    Neither the Company nor any Subsidiary of the Company shall be required to segregate any cash or any shares of Common Stock which may at any time be represented by Awards, and the Plan shall constitute an "unfunded" plan of the Company. Except as provided in Article VIII with respect to Awards of Restricted Shares and except as expressly set forth in an Agreement, no Holder shall have voting or other rights with respect to the shares of Common Stock covered by an Award prior to the delivery of such shares. Neither the Company nor any Subsidiary of the Company shall, by any provisions of the Plan, be deemed to be a trustee of any shares of Common Stock or any other property, and the liabilities of the Company and any Subsidiary of the Company to any Holder pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any Holder, former service provider or beneficiary under the Plan shall be limited to those of a general creditor of the Company or the applicable Subsidiary of the Company, as the case may be. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

        10.13    Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

        10.14    Accounts.    The delivery of any shares of Common Stock and the payment of any amount in respect of an Award shall be for the account of the Company or the applicable Subsidiary of the Company, as the case may be, and any such delivery or payment shall not be made until the recipient shall have paid or made satisfactory arrangements for the payment of any applicable withholding taxes as provided in Section 10.9.

        10.15    Legends.    Any statement of ownership evidencing shares of Common Stock subject to an Award shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such shares, including any to the effect that the shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any federal or state securities laws.

        10.16    Company's Rights.    The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

        10.17    Section 409A.    The Plan and the Awards made hereunder are intended to be (i) "stock rights" exempt from Section 409A of the Code ("Section 409A") pursuant to Treasury Regulations § 1.409A-1(b)(5), (ii) "short-term deferrals" exempt from Section 409A or (iii) payments which are deferred compensation and paid in compliance with Section 409A, and the Plan and each Agreement shall be interpreted and administered accordingly. Any adjustments of Awards intended to be "stock rights" exempt from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(5) shall be conducted in a manner so as not to constitute a grant of a new stock right or a change in the time and form of payment pursuant to Treasury Regulations §1.409A-1(b)(5)(v). In the event an Award is not exempt from Section 409A, (x) payment pursuant to the relevant Agreement shall be made only on a permissible payment event or at a specified time in compliance with Section 409A, (y) no accelerated payment shall be made pursuant to Section 10.1(b) unless the Board Change, Approved Transaction or Control Purchase constitutes a "change in control event" under Treasury Regulations §1.409A-3(i)(5) or otherwise constitutes a permissible payment event under Section 409A and (z) no amendment or modification of such Award may be made except in compliance with the anti-deferral and anti-acceleration provisions of Section 409A. No deferrals of compensation otherwise payable under the Plan or any Award shall be allowed, whether at the discretion of the Company or the Holder, except in a manner consistent with the requirements of Section 409A. If a Holder is identified by the Company as a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which such Holder has a "separation from service" (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Holder's separation from service,

(2) the date of the Holder's death, or (3) such earlier date as complies with the requirements of Code Section 409A.

        10.18    Administrative Blackouts.    In addition to its other powers hereunder, the Committee has the authority to suspend (i) the exercise of Options or SARs and (ii) any other transactions under the Plan as it deems necessary or appropriate for administrative reasons.

        10.19    Clawback Policy.    Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.

        10.20    Stock Ownership Guidelines.    Any Award shall be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 23, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/LIC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - John C. Malone 02 - M. Ian G. Gilchrist 03 - Mark C. Vadon 04 - Andrea L. Wong For Against Abstain ForAgainst Abstain 2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016. 3. A proposal to adopt the Liberty Interactive Corporation 2016 Omnibus Incentive Plan. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 8 5 9 5 1 1 02ECMB MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — LIBERTY INTERACTIVE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS AUGUST 23, 2016 The undersigned hereby appoint(s) Richard N. Baer and Christopher W. Shean, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A QVC Group common stock, Series B QVC Group common stock, Series A Liberty Ventures common stock and/or Series B Liberty Ventures common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on August 23, 2016, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112 and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

NNNNNNNNNNNN . + NNNNNN C 1234567890 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/LIC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Important Notice Regarding the Availability of Proxy Materials for the Liberty Interactive Corporation Stockholder Meeting to be Held on August 23, 2016 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/LIC Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/LIC to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. Q When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before August 9, 2016 to facilitate timely delivery. + C O Y 02ECOB NNNNNNNNN Stockholder Meeting Notice1234 5678 9012 345 IMPORTANT ANNUAL MEETING INFORMATION

. Stockholder Meeting Notice Liberty Interactive Corporation’s Annual Meeting of Stockholders will be held on August 23, 2016 at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112, at 8:00 a.m., local time. For directions to the Annual Meeting of Stockholders (where you may vote in person), please call (720) 875-5300. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. ELECTION OF DIRECTORS Nominees: 01 - John C. Malone 02 - M. Ian G. Gilchrist 03 - Mark C. Vadon 04 - Andrea L. Wong 2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016; and 3. A proposal to adopt the Liberty Interactive Corporation 2016 Omnibus Incentive Plan. PLEASE NOTE – THIS NOTICE IS NOT A PROXY CARD AND ACCORDINGLY YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.investorvote.com/LIC. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials Liberty Interactive Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by August 9, 2016. g g 02ECOB